UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

INFORMATION REQUIRED IN A PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.______________)

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Eagle Bancorp, Inc.
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The Annual Meeting of Shareholders Will Be Held
on Thursday, May 16, 2024 at 10:00 A.M., EDT

Virtual Meeting Only – No Physical Meeting Location
To The Shareholders of Eagle Bancorp, Inc.
Proxy Statement

The Board of Directors of Eagle Bancorp, Inc. is soliciting your proxy for use at the Annual Meeting of Shareholders, to be held virtually on Thursday, May 16, 2024 at 10:00 A.M., EDT, and at any adjournment or postponement of the meeting. You may join the Annual Meeting remotely by visiting http://www.viewproxy.com/EagleBankCorp/2024/VM and entering in your control number and the password received in your registration confirmation. If you wish to attend the Annual Meeting virtually, you must register in advance by 11:59 PM EDT on May 14, 2024. (Please see “How do I register in advance to attend, vote, and submit questions or comments at the Annual Meeting virtually?” in the Question and Answer section at the end of this document for more information.) Audio only access to the meeting will be available by calling 1 (562) 247-8422 and inputting access code 183-007-774. A shareholder may request the Company to provide a physical location from which to access the virtual meeting, subject to any restrictions in effect under federal or state law. Shareholders must submit their request for a physical location to the Company by close of business on Tuesday, May 14, 2024.
This proxy statement and proxy card are being made available to shareholders of the Company on or about April 3, 2024, to shareholders of record as of March 21, 2024, the record date for the meeting. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which includes our audited financial statements, also accompanies this proxy statement.
In this proxy statement, we refer to (a) Eagle Bancorp, Inc. as the “Company,” “Eagle,” “we,” "our," or “us,” (b) the Company Board of Directors as the “Board” or “Board of Directors” and (c) EagleBank, our wholly owned subsidiary, as “EagleBank” or the “Bank.”
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 16, 2024. A copy of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2023, and our Report to Shareholders is available online at http://www.viewproxy.com/EagleBankCorp/2024.
This year, we are using the “Notice and Access” method of providing proxy materials to our beneficial shareholders via the Internet instead of mailing printed copies. We believe that this process will provide beneficial shareholders with a convenient and quick way to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2023. Also accessible is our Report to Shareholders and an authorization for a proxy to vote your shares. This allows us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Important Notice Regarding Availability of Proxy Materials, which we refer to as the Notice and Access card, has been mailed to our beneficial shareholders to provide instructions regarding how to access and review all of the proxy materials on the Internet. The Notice and Access card also tells you how to submit your proxy vote via the Internet or telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.
To ensure that as many shares as possible are represented, we strongly recommend that you vote in advance of the Annual Meeting, even if you plan to attend remotely.
We have decided to host the Annual Meeting by means of remote communication this year (i.e., a virtual-only meeting), as allowed by applicable law. Note that the decision to proceed with a virtual-only meeting this year does not mean we will utilize a virtual-only format or any means of remote communication for future annual meetings.
Shareholders may submit questions about topics of importance to the Company's business and operations, matters described in the proxy statement and updates on the Company's activities and performance either before the meeting, starting on May 16, 2024 or during the meeting. Questions pertinent to meeting matters will be answered during the meeting, subject to time limitations. Shareholders may access the meeting across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tables and cell phones) running the most updated version of applicable software and plugins. We encourage you to log on to the meeting site by 9:30 AM EDT on the day of the meeting to account for any unexpected technical difficulties. For further assistance should you need it, you may email VirtualMeeting@viewproxy.com or call 866-612-8937. Please refer to the Q&A at the end of the document for more details.

Notice of Meeting:

The Annual Meeting of Shareholders of Eagle Bancorp, Inc. (the “Company”) will be held at 10:00 A.M., EDT on Thursday, May 16, 2024 at http://www.viewproxy.com/EagleBankCorp/2024/VM (with audio only access available at 1 (562) 247-8422 access code 183-007-774* for the following purposes:

1.To elect nine directors to serve until the 2025 Annual Meeting of Shareholders or until their successors are duly elected and qualified;
2.To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2024;
3.To approve a non-binding, advisory resolution approving the compensation of our named executive officers; and
4.To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record as of the close of business on March 21, 2024 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

To attend the virtual meeting at http://www.viewproxy.com/EagleBankCorp/2024/VM, please enter the password received in your registration confirmation. Please follow the instructions on your proxy card, Notice and Access card or voter instruction form for additional information. Audio only access to the meeting will be available by dialing 1 (562) 247-8422 and inputting access code 183-007-774. A shareholder may request the Company to provide a physical location from which to access the virtual meeting, subject to any restrictions in effect under federal or state law. Shareholders must submit their request for a physical location to the Company by close of business on Tuesday, May 14, 2024.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered shareholders may vote:
•By Internet: go to https://www.aalvote.com/EGBN;
•By toll-free telephone: call 1 (866) 804-9616; or
•By mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are not registered in your name, please see the voting instructions provided by your recordholder (typically your broker) on how to vote your shares. You will need additional documentation from your recordholder in order to vote in person at the virtual meeting.

* We have decided to host the Annual Meeting by means of remote communication this year (i.e., a virtual-only meeting), as allowed by applicable law. Note that the decision to proceed with a virtual-only meeting this year does not mean we will utilize a virtual-only format or any means of remote communication for future annual meetings.

By Order of the Board of Directors, Jane E. Cornett, Corporate Secretary April 3, 2024

Eagle Bancorp, Inc.	ii	2024 Proxy Statement

Forward-looking Statements: This proxy statement contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “can,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” “could,” “strive,” “feel” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. All information is as of the date of this proxy statement. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.
No Incorporation By Reference: Web links throughout this document are provided for reference and convenience only. Information from our website or any other web link included in this document is not incorporated by reference into this proxy statement, unless explicitly stated otherwise.

Eagle Bancorp, Inc.	iii	2024 Proxy Statement

About Eagle
Introduction
The Company, headquartered in Bethesda, Maryland, was incorporated under the laws of the State of Maryland on October 28, 1997, to serve as the bank holding company for EagleBank. The Company was formed by a group of local business people and professionals with significant prior experience in community banking in the Company's market area, together with an experienced community bank senior management team.
The Bank operates as a community bank alternative to the super-regional financial institutions, which dominate the Bank’s primary market area, which is the Washington, D.C. metropolitan area. The market is the 6th largest regional economy in the United States. The Bank operates a commercially oriented business model and has expertise in commercial and commercial real estate lending, delivering financial services to small and mid-sized businesses and non-profit organizations. The cornerstone of the Bank’s philosophy is to provide superior, personalized service to its clients. The Bank focuses on relationship banking, providing each client with a number of services, familiarizing itself with, and addressing, client needs in a proactive, personalized fashion. The Bank’s business model allows it to operate a branch light strategy with the expense savings from a smaller branch system being invested in quality, well trained personnel and IT systems delivering convenience and security to our customers. The Company’s capital ratios are well above those required to be considered well capitalized. The Board of Directors is committed to building upon the Company’s 26 years of successful operations by providing oversight of the Bank’s strategy and operations, and maintaining the highest standard of corporate governance.
Our Mission
Our mission is to be the most trusted, experienced and client-centric bank across the Washington, D.C. region and beyond. We do this through our Relationships FIRST philosophy, putting our customers, communities, employees, and shareholders at the forefront of everything we do, delivering the most compelling service and value.

Our Values Put Relationships F•I•R•S•T
•Flexible
We begin our relationships based on our time-tested tradition of listening to our customers, collaborating with colleagues and designing a comprehensive, creative solution that brings value to and appreciation from our customers. We enhance the relationships with empowered ‘YES, We Can’ service and live up to our strong belief that formulas do not make good banking sense, relationships do. We are entrepreneurial – it is our differentiator.
•Involved
We build our relationships by developing a rapport that is based on partnership, mutual respect and a desire to delight. We are unwavering in our commitment to the goals and growth of our customers, colleagues and community through volunteerism. We believe that doing the little extras and staying involved with our customers demonstrates our difference.
•Responsive
We shape our relationships by taking ownership for being ever-responsive, from beginning to end, day in and day out. We understand that reliable, accurate and time-sensitive communication is fundamental to preserving reputation and relationships, internally and externally.
•Strong
We strengthen our relationships each time we are called upon for our expertise and know-how. We are committed to enhancing our professional knowledge in order to remain credible, current and strong partners with our customers, colleagues and community. Our history of sustaining a well-capitalized and profitable position emphasizes our strength and reinforces our relationships. We believe that diversity of talent equals diversity of thought, and only serves to strengthen our role as community builders.

Eagle Bancorp, Inc.	1	2024 Proxy Statement

•Trusted
We uphold our relationships with honesty, openness, and reliability. Our actions reflect our values, and underscore our commitment to a diverse and inclusive environment. We can be counted on to do the right thing. We understand that underlying a sound, long-lasting relationship is the essential element of trust. Trust can be lost in a moment, so we are vigilant in our actions and words.

Corporate Social and Environmental Responsibility
Since its founding, EagleBank has been committed to principles of community engagement, inclusiveness and sustainability. The following summary sets forth the activities undertaken by the Bank that reflect its leadership with regards to social and environmental responsibility.
Economic Development Activities
EagleBank is recognized as one of the leading commercial real estate lenders in the Washington D.C. metropolitan area, but we are more than that. We aim to meet the banking and credit needs of all the communities in which we conduct business. Assisting low and moderate income individuals and organizations as well as supporting consumers and small businesses in transitional neighborhoods is key to meeting the mission of the Bank.
Affordable Housing: We take a special interest in helping our local communities provide affordable housing.
•In 2023, we announced financing for several projects to provide affordable housing, affordable transit and schools including:
◦$9 million revolving line of credit to Kids in Need of Defense (KIND) to support their working capital for a new contract with Vera Institute of Justice, Inc.(October 2023)
◦$10.2 million Series 2023 Tax Exempt District of Columbia Industrial Revenue Bond to support the fee simple acquisition and upcoming construction project renovations for Sela Public Charter School (August 2023)
◦$25 million for a 142 unit affordable multi-family project in the District of Columbia. The property is being developed by several developers and the District of Columbia Housing Authority (February 2023)
◦Up to $55 million via District of Columbia Tax-Exempt Revenue Bonds to support Mundo Verde Bilingual Public Charter School (February 2023)
•In 2023, we also originated 5 community development loans totaling $87 million to institutions that provide housing for low and moderate income individuals. Of these loans, 1 helped finance housing that included affordable units and resulted in 156 affordable units. Over the past three years, our community development loans have contributed to 3,092 affordable housing units.
•In addition to loans, as of December 31, 2023, we held investments of $92 million in Community Reinvestment Act qualified bonds, which funded 371 single family mortgages in low and moderate income census tracts throughout the Washington D.C. metropolitan area. In addition, we have committed over $74 million to purchasing Low Income Housing Tax Credits which helps to finance low and moderate income multifamily apartment buildings in our region.
•In 2020, we committed $5 million to the Washington Housing Initiative Impact Pool, which invests in the preservation and creation of affordable workforce housing in the region.
Small Business Lending: Small business support has always been a cornerstone of EagleBank’s commitment to the Washington, D.C. metropolitan area.
•We have been a Small Business Administration ("SBA") Lender over the last two decades and provide financing under both the 7a and 504 programs offered by the SBA.

Eagle Bancorp, Inc.	2	2024 Proxy Statement

•We have relationships with state and local governments and government agencies, and have worked with them to develop cooperative economic development programs. With Montgomery County, Maryland we worked to design the Small Business Plus! Program in which the County places deposits in local banks and participating banks commit to make loans to local small businesses. In 2023, EagleBank made 54 loans totaling $94 million in small business loans under this program. Since the inception of the program in 2012, we have made 1,254 loans totaling $937 million in small business loans, excluding loans originated under the SBA's Paycheck Protection Program.
Environmental, Social and Governance
In early 2023, we formed an ESG Task Force (the "Task Force"), composed of leaders from across the Company, to support the Company's ongoing commitment to ESG matters. The Task Force is granted responsibility:
•To assist in setting the Company’s general strategy with respect to ESG, and to consider and recommend policies, practices, and disclosures that conform with the strategy.
•To consider current and emerging ESG trends that may affect the business, operations, performance or public image of the Company or are otherwise pertinent to the Company and its stakeholders, and to make recommendations on how the Company’s policies, practices and disclosures can adjust to or address these current trends.
•To provide a report on ESG-related matters to the Governance and Nominating Committee of the Board of Directors at least twice a year.
Philanthropy
We believe in giving back and in fostering good corporate citizenship. As a result, we have dedicated resources to the community through the EagleBank Foundation which raises money for breast cancer research and treatment, survivorship and caregiver knowledge, as well as for other cancers.
•Since inception, the EagleBank Foundation has provided over $6.0 million to local hospitals, charities and organizations. This year contributions were distributed to Adventist HealthCare's Shady Grove Medical Center, Holy Cross Hospital Foundation, Suburban Hospital, MedStar Washington Hospital Center, Hope Connections for Cancer Support, Brem Foundation to Defeat Breast Cancer, The Children's Inn at NIH, Children's National Hospital, and several other worthy groups.
•In 2023, EagleBank Foundation provided about $470 thousand in contributions or sponsorship funding to many civic and non-profit organizations in the Washington, D.C. metropolitan area.
•EagleBank also offers the Matching Gifts Program to support employees in their contributions to worthy causes. The program matches contributions made by employees to eligible 501(c)(3) organizations up to $200 each year.
•We are committed and proud to promote volunteerism as a way to enrich our communities, build teamwork and enhance the lives of customers and team members throughout the region. In 2023, our employees spent over 2,673 hours supporting 60 organizations throughout Northern Virginia, Suburban Maryland and the District of Columbia.
Equal Opportunity, Education and Employee Development
Human capital management is a critical component of our sustainability programs and a key driver of our Company’s success. EagleBank takes a Total Reward approach in attracting, retaining and rewarding its employees. Our average employee tenure is 6.3 years with 24.0% of our staff having 10 or more years of service with the Company.
•We provide equal employment opportunity for all persons in regards to hiring, working conditions, compensation, benefits and appointments for advancement and training and development. We partner with and support local veteran, disability and workforce readiness programs. Managers receive training on equal employment, unconscious bias, retaliation and harassment.
•We value diversity at every level of the organization. Of our total work force, 57% are women and 65% are racial and ethnic minorities. In 2023, 81% of our hires were from diverse groups, including women, underrepresented minorities, veterans and peoples with disabilities.

Eagle Bancorp, Inc.	3	2024 Proxy Statement

•A Diversity, Equity, and Inclusion Council (DEIC) was formed in 2020 to continue to foster innovative actions that will help to continue to develop an inclusive and equitable work environment valuing the contributions of all employees. Those contributions also extend to the diverse communities the Bank serves. To identify areas of opportunity and programs to support these efforts, the DEIC comprises 19 employees from across the company and has five areas of focus - employee resource groups, employee mentorship programs, communication, training & development and higher education initiatives.  During 2023, the DEIC:
◦Added additional Employee Resource Groups (ERGs) bringing a total of four active ERG’s who develop programs and activities that foster a diverse and inclusive workplace.
◦Graduated its first Mentorship Program cohort. The Mentorship Program pairs skilled and knowledgeable mentors with mentees. Mentors have the opportunity to deepen coaching and listening skills as well as engage and empower others while the mentees have the opportunity to enhance communications and interpersonal skills and grow their personal network within the bank. Ten mentor-mentee pairings were established during the first cohort and completed the 18-month program. The bank is in the process of establishing its second cohort that will have up to eight mentor-mentee pairings.
◦Awarded five scholarships to employees through a new Scholarship Program which awards up to $5,000 per employee.
•We promote professional development by offering an array of on-demand courses, instructor-led courses and resource materials on a number of topics that enable employees to grow personally and professionally, which should benefit their careers. In May of 2024, we will launch the EagleBank Leadership Institute which will focus on providing our people managers and future leaders with the skills necessary to effectively manage and develop teams.
•Scholarship programs and professional internships have always been a component of the Company’s approach to development. As part of our sponsorship agreement with George Mason University we provide $70,000 for scholarships and $35,000 for internships to participate in the EagleBank Summer Internship. The internship program is offered by our Commercial and Real Estate Lending Divisions. Students enrolled in these programs assist with lending projects, data and analytical reporting, and portfolio management services.
Compliance and Ethics
Our culture of integrity starts with our Code of Business Conduct and Ethics (“Code”) which applies to all employees, directors and executive officers of Eagle Bancorp, Inc. and its subsidiaries. In addition, we look to engage with third-parties that share our commitment to our Relationships F-I-R-S-T core values.
•New employees are required to complete training on the Code within 30 days from their date of hire and annually acknowledge the Code and the Business Conduct Ethics and Conflicts of Interest Policy.
•Role-based in-person and online training is provided to advance understanding of regulatory and policy requirements in specific compliance areas such as Regulation O and Related Party Transactions.
•Our management team is focused on fostering a culture of trust so that employees at every level feel comfortable speaking up about concerns or potential conflicts of interest. To that end the Ethics Office facilitates an annual survey of all employees to disclose potential conflicts of interest and field questions regarding the Code. Employees are strongly encouraged to be proactive in seeking guidance and to promptly contact the Ethics Office with questions regardless of the nature of the matter. Management takes all questions raised seriously and enforces a strict non-retaliation policy.
•All complaints and concerns regarding possible violations of, or non-compliance with, our Code, a policy or a law or regulation, or retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, may be made directly to the chair of the Audit Committee or by phone or internet using our confidential hotline at ethicspoint.com. Reports may be made anonymously.

Eagle Bancorp, Inc.	4	2024 Proxy Statement

Corporate Governance
The Company believes that strong corporate governance practices are a critical component of the management of any successful financial institution and are integral to achieving long-term shareholder value. The Board of Directors is committed to conducting business according to the highest standards and oversees management to develop the appropriate policies and practices for the Company’s customer interactions, day-to-day operations and participation as a responsible member of our community. The Board monitors best practices and gathers feedback from multiple sources, including our shareholders, to assure our adherence to this commitment.
Key corporate governance principles include:
•Commitment to corporate governance, social and environmental responsibility
•Oversight of Company strategy and performance
•Risk oversight by the Board's Risk Committee
•Code of Business Conduct and Ethics
•Corporate Governance Guidelines
•7 of 9 Directors are Independent under stock exchange rules and Securities and Exchange Commission ("SEC") rules (8 of 10 Directors who served at any time in fiscal year 2023 were Independent under stock exchange rules and SEC rules)
•Separation of Chief Executive Officer (“CEO”) and Chair of the Board roles
•Independent Lead Director
•Diversity of Board membership
•Active shareholder engagement process
•Board and Committee authority to retain independent advisors
•Executive compensation plans designed to align management with long-term shareholder interests
•Biennial Board and Committee evaluation process
•Committee charters are reviewed annually
•Regular executive session meetings of Independent Directors
•Board participation in CEO, executive officer and key personnel succession planning
•Policy providing for return of incentive compensation (“Clawback Policy”)
•Executive incentive compensation plans include long-term time-vested equity awards and performance-vested equity awards
Critical corporate governance practices that the Company has enacted include:
•Annual election of Board members
•Majority approval required for Director elections (resignation if majority approval is not received)
•Annual “Say-on-Pay” advisory votes on executive compensation
•No shareholder rights plan (“Poison Pill”)
•Double trigger clause on executive severance change-of-control payments
•Share ownership requirements for Directors and Executive Officers
•Policies prohibiting hedging and short sales, and limiting pledging of Company stock
Later sections of this proxy statement provide further details of our corporate governance policies and procedures, our approach to managing risk within the Company, the design of our executive compensation plans and the resulting compensation awarded to each executive. Copies of the Code of Business Conduct and Ethics, the Corporate Governance Guidelines and the Clawback Policy can be found at http://ir.eaglebankcorp.com/govdocs.

Eagle Bancorp, Inc.	5	2024 Proxy Statement

Board Oversight of Environmental, Social and Governance Matters
•The Board's Governance and Nominating Committee reviews and provides oversight with respect to the Company's implementation of sound corporate governance principles and practices, including environmental, social and governance ("ESG") matters.
•In early 2023, the Company formed an ESG Task Force (the "Task Force"), composed of leaders from a cross section of the Company, to support the Company's ongoing commitment to ESG matters. The Task Force, which reports to the Board's Governance and Nominating Committee at least twice a year, monitors emerging ESG trends and assists in setting the Company's ESG strategy and initiatives.
•Additionally, for the DEIC, our CEO is the Executive Sponsor and two members of the Board of Directors are the liaisons between the Board and the DEIC.

Shareholder Engagement
Our Engagement Process
Our Board and management are committed to engaging with our shareholders and soliciting their views and input on performance, corporate governance, executive compensation and other matters.
Year-Round Engagement and Board Reporting. Our management team and certain board members conduct outreach to shareholders and other stakeholders throughout the year and inform our Board about the issues that matter most to them. In 2023, our engagement efforts included obtaining feedback from institutional shareholders, retail shareholders, proxy advisory firms, consultants and investor relations professionals. Our outreach process is to have direct conversations with shareholders and stakeholders as well as quarterly earnings calls, investor conferences and our annual shareholder meeting. Our publications and communications with shareholders and stakeholders is in the form of an Annual Report, Proxy Statement, regular SEC filings, press releases and our corporate web site.
Transparency and Informed Corporate Governance Enhancements. Our Board regularly reviews our corporate governance practices and policies, including our shareholder engagement practices, with an eye toward continual improvement. Shareholder input is shared with our Board, facilitating a dialogue that provides shareholders with insight into our corporate governance practices and informs them of our Company’s enhancement of those practices. In addition to considering shareholder sentiments, our Board reviews the voting results of our Annual Meetings, the corporate governance practices of our peers and other companies, and current trends in corporate governance.
Outreach to Shareholders. We value the opinion of our shareholders and conduct an outreach program to many of our largest shareholders to encourage an open dialogue on executive compensation, ESG matters and other topics relevant to our business. As a result of these conversations, we continue to evaluate and update our compensation and corporate governance practices. Greater detail can be found later in this proxy statement, in the Compensation Discussion and Analysis section.

Eagle Bancorp, Inc.	6	2024 Proxy Statement

Shareholder Communications
If you wish to communicate with the Board of Directors or an individual director, you can (a) write to Eagle Bancorp, Inc., 7830 Old Georgetown Road, Bethesda, Maryland 20814, Attention: Jane E. Cornett, Corporate Secretary, (b) email jcornett@eaglebankcorp.com, (c) call (301) 986-1800 or (d) go to https://ir.eaglebankcorp.com/corporate-profile/default.aspx and click “Contact Us” in the upper right hand corner. Your letter should indicate that you are a shareholder, and whether you own your shares as a registered holder or in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to the ordinary course of conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic.

WRITE	CALL	EMAIL	WEB

Corporate Secretary Eagle Bancorp, Inc. 7830 Old Georgetown Road, 3rd Floor Bethesda, Maryland 20814	(301) 986-1800	jcornett@eaglebankcorp.com	https://ir.eaglebankcorp.com/corporate-profile/default.aspx click “Contact Us” in the upper right hand corner

Eagle Bancorp, Inc.	7	2024 Proxy Statement

Voting Securities and Principal Shareholders
Ownership of Securities by Directors, Nominees and Officers
The following table sets forth certain information concerning the number and percentage of whole shares of the Company’s common stock beneficially owned by its directors, its executive officers whose compensation is disclosed in this proxy statement ("named executive officers" or "NEO's"), and by its directors and all executive officers as a group, as of March 21, 2024. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security. Unvested shares of restricted stock (time-vested only) are included in ownership amounts.

Name	Position	Shares		Percent Ownership(1)
Directors (9)
Matthew D. Brockwell	Director of Company and Bank	28,195		*
Steven J. Freidkin	Director of Company and Bank	30,357		*
Theresa G. LaPlaca	Director of Company and Bank	28,183	(2)	*
A. Leslie Ludwig	Director of Company and Bank	40,163	(3)	*
Norman R. Pozez	Executive Chairman of Company and Bank	99,782	(4)	*
Kathy A. Raffa	Director of Company and Bank	50,756		*
Susan G. Riel	President, Chief Executive Officer and Director of Company and Bank	346,685	(5)	*
James A. Soltesz	Director of Company and Bank	46,001		*
Benjamin M. Soto	Director of Company and Bank	42,029	(6)	*
Other Named Executive Officers (6)
Eric R. Newell	Executive Vice President, Chief Financial Officer of Company	17,115		*
Charles D. Levingston	Executive Vice President, Chief Financial Officer of Bank (former Chief Financial Officer of Company)	36,130		*
Antonio F. Marquez	Former Executive Vice President of Company; Former SEVP, President of Commercial Banking	49,730	(7)	*
Lindsey S. Rheaume	Executive Vice President of Company; EVP, Chief Lending Officer – Commercial and Industrial of Bank	9,075		*
Ryan A. Riel	Executive Vice President of Company, EVP & Chief Real Estate Lending Officer of Bank	35,339		*
Janice L. Williams	Executive Vice President of Company; SEVP, Chief Credit Officer of Bank	107,877		*
Other Executive Officers (1 officer)		19,177		*
All Directors and Executive Officers as a Group (15 persons) (8)		936,864		3.10%
*-less than five percent ownership.
(1)Represents the percentage of 30,186,040 shares issued and outstanding as of March 21, 2024. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.
(2)Includes 100 shares held jointly with Ms. LaPlaca's spouse.
(3)Includes 250 shares held by Ms. Ludwig's IRA.
(4)Includes 26,164 shares held by Mr. Pozez’s IRA.
(5)Includes 58,410 shares held jointly with Ms. Riel’s spouse and 19,735 shares held in Trust.
(6)Includes 2,050 shares held jointly with Mr. Soto's spouse.
(7)Shares are as of the last date of public report in May 2023 and include 3,050 shares held in Trust.
(8)Includes shares owned by directors, director nominees and current executive officers.

Eagle Bancorp, Inc.	8	2024 Proxy Statement

Beneficial Owners of More than 5% of the Common Stock of the Company
The entities listed in the table below were beneficial owners of 5% or more of the shares of the Company's Common Stock outstanding as of December 31, 2023, based on information filed with the SEC. Except as set forth below, the Company knows of no other person or persons who may beneficially own in excess of five percent of the Company’s common stock.

Name	Address	Shares	Percent of Class
BlackRock, Inc.(1)	55 East 52nd Street, New York, NY 10055	4,378,503	14.63%
The Vanguard Group(2)	100 Vanguard Boulevard, Malvern, PA 19355	3,362,689	11.24%
State Street Corporation(3)	1 Congress Street, Suite 1, Boston, MA 02114	1,562,472	5.22%
(1)Based solely on Schedule 13G filed on January 23, 2024. The Schedule 13G indicates that BlackRock, Inc. has sole voting power with respect to 4,332,673 of these shares, shared voting power with respect to none of these shares, sole dispositive power with respect to 4,378,503 of these shares and shared dispositive power with respect to none of these shares.
(2)Based solely on Schedule 13G filed on February 13, 2024. The Schedule 13G indicates that The Vanguard Group has sole voting power with respect to none of these shares, shared voting power with respect to 44,402 of these shares, sole dispositive power with respect to 3,290,151 of these shares and shared dispositive power with respect to 72,538 of these shares.
(3)Based solely on Schedule 13G filed on January 24, 2024. The Schedule 13G indicates that State Street Corporation has sole voting power with respect to none of these shares, shared voting power with respect to 177,097 of these shares, sole dispositive power with respect to none of these shares and shared dispositive power with respect to 1,562,472 of these shares.

Executive Officers Who Are Not Directors
Set forth below is certain information regarding persons who are executive officers of the Company and who are not directors of the Company. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.
Eric R. Newell
Mr. Newell, 44, is Executive Vice President and Chief Financial Officer of the Company since September 2023 and interim Chief Risk Officer of EagleBank since February 2024. Prior to joining Eagle Bancorp, Inc., Mr. Newell was the Executive Vice President & Chief Financial Officer at Equity Bancshares (NYSE:EQBK) since April 2020, a $5.1 billion community bank headquartered in Wichita, Kansas. During that tenure, Mr. Newell led and oversaw the finance, information technology, and loan, deposit, and payment operations teams. Before Equity, Mr. Newell was the Chief Financial Officer of United Financial Bancorp, Inc (NASDAQ:UBNK) a $7.1 billion commercial bank based in Hartford, CT, from November 2013 until its sale to Peoples United Bank in October 2019. Earlier roles include AllianceBernstein L.P., Fitch Ratings, Inc, and the Federal Deposit Insurance Corporation. Mr. Newell earned his Certified Financial Analyst designation in 2009, a Masters of Science in Business Analytics from Northeastern University, and a Bachelor of Science in Business Administration with a concentration in Finance & Marketing also earned from Northeastern University in Boston, MA.

Charles D. Levingston, CPA
Mr. Levingston, 44, Executive Vice President and Chief Financial Officer of the Bank since April 2017, and previously served as Executive Vice President and Chief Financial Officer of the Company from April 2017 to September 2023 and Executive Vice President of Finance at the Bank. Mr. Levingston, a Certified Public Accountant, served in various financial and senior management roles at the Bank prior to his current role. Mr. Levingston joined the Bank in January 2012, and previously worked at The Federal Reserve Banks of Atlanta and Philadelphia as a commissioned Bank Examiner, and at PricewaterhouseCoopers as a Manager in the Advisory practice. He has over 23 years of experience in the banking industry.

Eagle Bancorp, Inc.	9	2024 Proxy Statement

Lindsey S. Rheaume
Mr. Rheaume, 63, Executive Vice President and Chief Lending Officer – Commercial and Industrial of the Bank and Executive Vice President of the Company, joined the Company in December 2014. Prior to joining the Company, he served as Relationship Executive for JPMorgan Chase, responsible for business development in the Washington, D.C., suburban Maryland and Northern Virginia market. Previously, he served as Executive Vice President and Commercial Lending Manager at Virginia Commerce Bank, which was acquired by United Bankshares, Inc. in 2014, where he managed the bank's entire commercial and industrial lending activities. Earlier in his career, he held various senior commercial lending, credit, and leadership positions with SunTrust Bank, GE Capital and Bank of America. He has over 38 years of experience in the banking industry.
Ryan A. Riel
Mr. Riel, 46, is Executive Vice President and Chief Real Estate Lending Officer. He joined the Company in 2001. He has held many roles at the bank including credit analyst, relationship manager, team leader and senior market executive. Mr. Riel sits on the Board of Directors of the EagleBank Foundation, and on the Board for George Mason University Center for Real Estate Entrepreneurship. He is a current Trustee for The Children’s Inn at NIH and previously served on the Board of Directors at the Inn for ten years. He earned a Bachelor’s Degree in Economics from West Virginia University.
Paul Saltzman, Esquire
Mr. Saltzman, 63, is Executive Vice President and Chief Legal Officer. He joined the Company in January 2020 as the Chief Legal Officer. He is responsible for the Ethics Office and all non-lending related legal and litigation matters at the Bank. Mr. Saltzman was a Partner in the Banking and Financial Institutions Advisory Practice at White & Case and Vice Chairman at Deutsche Bank, where he initially helped lead capital stress testing and regulatory remediation and then led the payments and transaction banking business in the Americas region. Prior to that Mr. Saltzman was President of The Clearing House Association (now BPI), leading the banking industry’s lobbying efforts during the implementation of Dodd-Frank reforms, as well as serving as General Counsel of the affiliated Clearing House Payments Company, which owns and operates the nation’s payments infrastructure. He holds a B.A. from Clark University, Phi Beta Kappa, and a J.D. from Boston University School of Law. He has over 39 years of experience in the financial services industry.
Janice L. Williams, Esquire
Ms. Williams, 67, Senior Executive Vice President and Chief Credit Officer of the Bank since February 2020, and formerly Executive Vice President – Chief Credit Officer of the Bank and Vice President of the Company, has served with the Company as Credit Officer, Senior Credit Officer, and Chief Credit Officer since 2003. Prior to employment with the Bank, Ms. Williams served with Capital Bank, Sequoia Bank, and American Security Bank. Additionally, Ms. Williams, a graduate of Georgetown University Law Center and a Member of the Maryland Bar, was previously employed in the private practice of law in Maryland. She has over 29 years of experience in the banking industry.

Eagle Bancorp, Inc.	10	2024 Proxy Statement

Proposal 1: Election of Directors
The Board of Directors has nominated nine persons for election as directors at the 2024 Annual Meeting, for a term until the 2025 Annual Meeting of Shareholders or until their successors have been elected and qualified. All nominees currently serve as directors on our Board and were elected by you at our 2023 Annual Meeting of shareholders.
•Average age of independent directors: 60 years
•Independent directors: 78% of board
•Board refreshment: 8 new directors in last eight years
•Board representation by directors identifying as women: 44%
•Board representation by directors identifying as racial and ethnic minorities: 11%
We are presenting for election by the shareholders the following nine nominees to our Board of Directors. We are proud of our Board members and the diversity found in the group.

Name	Age	Director Since	Independent	Principal Occupation	Committee Memberships
Matthew D. Brockwell	62	2019	Yes	Chief Financial Officer of the University of Oklahoma	Governance & Nominating (Chair) and Audit
Steven J. Freidkin	40	2021	Yes	CEO and Founder of Ntiva	Technology Oversight (Chair) and Risk
Theresa G. LaPlaca	64	2019	Yes	Founder & President – TLP Leadership Advisory Services	Risk (Chair) and Audit
A. Leslie Ludwig	62	2019	Yes	Co-founder – L&L Advisors	Compensation (Chair) and Risk
Norman R. Pozez	69	2008	No	Chairman and CEO – Uniwest Companies, Inc.	Technology Oversight
Kathy A. Raffa	65	2018	Yes	(Retired) Office Managing Partner – Marcum, LLP	Audit (Chair) and Governance & Nominating
Susan G. Riel	74	2017	No	President & CEO: Eagle Bancorp and EagleBank	Technology Oversight
James A. Soltesz	69	2019	Yes	CEO – Soltesz, Inc.	Compensation, Governance & Nominating and Risk
Benjamin M. Soto	55	2019	Yes	Principal of Premium Title and Escrow, LLC	Compensation and Technology Oversight
Unless you vote AGAINST, or ABSTAIN with respect to, one or more nominees for election as director, all proxies received in response to this solicitation will be voted for the election of the nominees. Each of the nominees for election as a director currently serves as a member of the Board of Directors of the Company and as a member of the Board of Directors of the Bank. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the person named as proxy.
The rules of The Nasdaq Stock Market (“Nasdaq”) require that a majority of the members of the Board be “independent directors.” The Board of Directors has determined that each director and nominee for election as director, other than Mr. Pozez and Ms. Riel, is an “independent director” as that term is defined in Rule 5605(a)(2) of the Nasdaq rules. The Board has also considered whether the members of the Audit, Compensation, and Governance & Nominating Committees are independent under the heightened standards of independence required by Sections 5605(c)(2)(A) and 5605(d)(2)(A), respectively, of the Nasdaq Rules, and has determined that they are. Additionally, each of the persons who served on the Board of Directors during fiscal year 2023 (including Mr. Ernest

Eagle Bancorp, Inc.	11	2024 Proxy Statement

D. Jarvis, a former independent director of the Company and the Bank who did not stand for reelection as a director at the 2023 Annual Meeting), was independent within the meaning of Rule 5605(a)(2), other than Mr. Pozez and Ms. Riel. In making these determinations, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business, the arrangements that are disclosed under “Certain Relationships and Related Party Transactions” in this proxy statement, and the compensation arrangements described under “Director Compensation.”
As required under applicable Nasdaq listing standards, our independent directors meet in executive sessions at which only independent directors are present.
Set forth below is information concerning the nominees for election as directors. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years. Each of the nominees also serves as a director of the Bank as it is the Company’s policy to have the same members on the boards of the Company and the Bank.

Nominees for the Board of Directors
Matthew D. Brockwell - SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER, THE UNIVERSITY OF OKLAHOMA
Matthew Brockwell became the Chief Financial Officer of the University of Oklahoma ("OU") in December 2021. He is responsible for all aspects of the University’s financial management as well as risk management, information technology, and human resources. Prior to his role at OU, Mr. Brockwell was a CPA and spent 21 years as a Financial Services Audit Partner with PricewaterhouseCoopers LLP ("PwC"). There he held leadership roles in PwC’s US Financial Services practice. He has over 36 years of experience working with financial services firms in the US and abroad. His practice included both SEC registered and privately held companies, as well as both foreign and US financial regulators. Mr. Brockwell obtained a B.A. from the University of Oklahoma, an MBA from the Columbia Graduate School of Business and attended the Stonier Graduate School of Banking.
Steven J. Freidkin - CEO AND FOUNDER OF NTIVA, INC.
Steven Freidkin has over 25 years of experience in the field of IT and is the CEO and founder of Ntiva, Inc., a full-service technology firm offering managed IT services and support, including cyber security services and advanced IT consulting. Founded in 2004, Ntiva now has over 450 employees who serve over 1,400 clients. Mr. Freidkin, an alumnus of the Robert H. Smith School of Business at the University of Maryland, has led Ntiva through two successful partnership transactions as well as more than a dozen acquisitions. Mr. Freidkin works with Ntiva clients to align their growth efforts with efficient, secure technology creating an environment for businesses to thrive. Mr. Freidkin's philanthropic work and charitable giving have all focused on helping people and their businesses. He is an active member on a multitude of boards and organizations including Young Presidents Organization (YPO), Capital Camps & Retreat Center and American Friends of the Hebrew University.
Theresa G. LaPlaca - FOUNDER & PRESIDENT OF TLP LEADERSHIP ADVISORY SERVICES, LLC
Theresa G. LaPlaca is a Leadership Coach for TLP Leadership Advisory Services, a firm she founded after her retirement as an Executive Vice President at Wells Fargo & Company. Prior to her retirement in 2019, she was the Executive Vice President and Head of the Conduct Risk Management Group and a member of the Management Committee at Wells Fargo. Prior to that she was the Chief Financial Officer of Wells Fargo’s Wealth and Investment Management businesses. Ms. LaPlaca previously served as the Chief Financial Officer for CitiStreets Retirement Services Division. She is a past member of the Queens University of Arts Advisory Board and previously served as a Board Director and Treasurer of the Nevins Foundation and the St. Anthony Foundation of Charlotte. Ms. LaPlaca obtained a Bachelors in Education from Shenandoah University.
A. Leslie Ludwig - CO-FOUNDER OF L&L ADVISORS
A. Leslie Ludwig is the co-founder of L&L Advisors, a commercial real estate consulting firm, and a retired Partner and Chairperson of the Management Committee at JBG Smith (formerly The JBG Companies), where she oversaw the Finance, Accounting, Human Resources, Investor Relations, Insurance and Marketing functions. In 2012, Ms. Ludwig started a women's initiative at The JBG Companies to lead diversity efforts for the company. Ms. Ludwig serves on

Eagle Bancorp, Inc.	12	2024 Proxy Statement

the board of the Frostburg State University Foundation and was formerly a member of CREW (Commercial Real Estate Women), on the Investment Advisory Committee for the National Multifamily Housing Corporation, the Virginia Tech Real Estate Industry Advisory Board and the Advisory Board of CREW. Ms. Ludwig obtained a B.A. from Frostburg State University.
Norman R. Pozez - EXECUTIVE CHAIRMAN OF EAGLE BANCORP, INC.; EXECUTIVE CHAIRMAN OF EAGLEBANK; CHAIRMAN & CHIEF EXECUTIVE OFFICER OF UNIWEST COMPANIES
Norman Pozez is Chairman and Chief Executive Officer of The Uniwest Companies which include, Uniwest Construction, Inc., Uniwest Commercial Realty, Inc., and Uniwest Hospitality, Inc. Prior to these appointments, Mr. Pozez was Chief Operating Officer of The Hair Cuttery of Falls Church, Virginia, and served as Regional Director of Real Estate and Construction for Payless Shoe Source. Mr. Pozez is a licensed Real Estate Broker in Washington, D.C., Maryland and Virginia. Mr. Pozez obtained an A.B. Degree, magna cum laude, from Washington University in St. Louis and a JD from the Washburn University School of Law.
Kathy A. Raffa - (Retired) OFFICE MANAGING PARTNER OF MARCUM, LLP'S WASHINGTON, D.C., REGION
Kathy Raffa was the former Office Managing Partner for Marcum LLP’s Washington, D.C. region, one of the largest independent public accounting and advisory services firms in the nation, prior to her retirement in October 2023. Previously Ms. Raffa was the President of Raffa, PC, a top 100 accounting firm based in Washington, D.C., until its merger in 2018 with Marcum, LLP. She was an Audit Partner for thirty years and oversaw a wide range of services for nonprofit clients. Prior to Raffa, PC, she spent the first 10 years of her career at Coopers & Lybrand (now PwC). She has CPA certificates from the District of Columbia and Maryland and is a recent former member of the Board of Trustees of Trinity Washington University. Ms. Raffa obtained a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania.
Susan G. Riel - PRESIDENT & CHIEF EXECUTIVE OFFICER OF EAGLE BANCORP, INC.; PRESIDENT & CHIEF EXECUTIVE OFFICER OF EAGLEBANK
Ms. Riel is President and Chief Executive Officer of the Company and Bank. She is responsible for leading the Bank’s overall growth strategies and enhancing shareholder value. Prior to being named CEO in 2019, Ms. Riel was Senior Executive Vice President and Chief Operating Officer of the Bank, and Executive Vice President of the Company. Ms. Riel has been with the Company since 1998, and has been a member of the Company Board of Directors since 2017 and the Bank Board since 2018. Ms. Riel is a Corporate Advisory Council member for Children’s National and serves on the Innovation Committee for George Mason University. In addition, Ms. Riel is also a Board member of the EagleBank Foundation.
James A. Soltesz - CHIEF EXECUTIVE OFFICER OF SOLTESZ, INC.
James Soltesz has served as Chief Executive Officer of Soltesz, Inc., an engineering and consulting firm, since 2000. Mr Soltesz serves on the Board of Directors of the Montgomery County Economic Development Corporation. He formerly served on the Board of Trustees of Georgetown Preparatory School, Mater Dei School, as a Life Director of the Maryland-National Capital Area Building Industry Association, and the Catholic Charities Foundation. Mr. Soltesz also chaired the Montgomery County Executive Business Advisory Board, and has served as a director of the Bank since 2007. Mr. Soltesz holds an M.B.A. from the University of Cincinnati, an M.S. in Civil Engineering from Georgia Institute of Technology and a B.S. in Civil Engineering from Purdue University.
Benjamin M. Soto - PRINCIPAL OF PREMIUM TITLE & ESCROW, LLC
Benjamin Soto is a real estate transactions attorney and principal of Premium Title and Escrow, LLC, a Washington, D.C.-based full service title company providing commercial and residential real estate closings in DC, MD and VA. He is also the owner of Paramount Development, LLC, which is focused on the acquisition and ground up development of commercial buildings and hotels in Washington, D.C. He is a former board member of the National Bar Association, and the DC Sports and Entertainment Commission, and a former Vice-Chair of the DC Board of Real Property Assessment and Appeals. Mr. Soto is a Board Director of the DC Chamber of Commerce, the DC Public Education Fund and the National Foundation for Affordable Housing Solutions. Mr. Soto has served as a Director of the Bank since 2006. Mr. Soto earned a B.S. in Finance & Administration from the American University and a JD from the Washington College of Law.

Eagle Bancorp, Inc.	13	2024 Proxy Statement

Board Diversity
In August 2021, the SEC approved amendments to the Listing Rules of Nasdaq related to board diversity. New Listing Rule 5605(f) (the “Diverse Board Representation Rule”) requires each Nasdaq-listed company, subject to certain exceptions, (1) to have at least one director who self-identifies as female, and (2) to have at least one director who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+, or (3) to explain why the company does not have at least two directors on its board who self-identify in the categories listed above. In addition, new Listing Rule 5606 (the “Board Diversity Disclosure Rule”) requires each Nasdaq-listed company, subject to certain exceptions, to provide statistical information about the company’s board of directors, in a uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+. We are not required to fully comply with the Diverse Board Representation Rule until 2025. However, in the matrix below, we have provided the statistical information required by the Board Diversity Disclosure Rule.

Board Diversity Matrix (as of March 21, 2024)(1)
Total number of directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	5	—	—

Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	4	—	—
Two or more races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did not disclose demographic background	—	—	—	—

Eagle Bancorp, Inc.	14	2024 Proxy Statement

Director Skills and Qualifications

Experience	Other Public Company	Leader-ship	Account-ing / Finance	Designated Audit Committee Financial Expert	Mergers & Acquisi-tions	Commer-cial Real Estate	Compen-sation	Risk Manage-ment	Info. Tech.
Matthew D. Brockwell		✓	✓	✓	✓			✓
Steven J. Freidkin		✓			✓			✓	✓
Theresa G. LaPlaca	✓	✓	✓		✓			✓
A. Leslie Ludwig		✓	✓			✓	✓	✓
Norman R. Pozez	✓	✓	✓		✓	✓	✓	✓
Kathy A. Raffa		✓	✓	✓				✓
Susan G. Riel	✓	✓			✓		✓	✓
James A. Soltesz		✓				✓	✓
Benjamin M. Soto		✓	✓		✓	✓	✓		✓

Board Leadership Structure
The Company structures its Board leadership consistent with the best interests of the Company and its shareholders, and consistent with a culture of corporate trust, integrity, confidence, and overall transparency.
Chairman - As Chairman, Mr. Pozez has significant core responsibilities including:
•Chairs Board meetings
•Chairs the Annual Meeting of Shareholders
•Guides discussions at Board meetings and encourages director participation and input
•Engages with directors between Board meetings to further identify items for consideration
•Sets Board meeting schedules and agendas in consultation with the CEO, Chief Legal Officer ("CLO") and Corporate Secretary

Executive Chairman - Mr. Pozez's appointment as Executive Chairman is part of our overall management succession plan. His appointment allows Ms. Riel, our CEO, to provide ongoing operational guidance to Mr. Pozez based on her long tenure as an executive officer of the Company, and for Mr. Pozez based on his leadership experience at other companies and his knowledge of commercial real estate to provide strategic advice and guidance to Ms. Riel. As Executive Chairman, Mr. Pozez has significant core responsibilities including:
•Interacts regularly with the CEO, CFO, CLO and other members of the senior staff regarding matters relevant to the Board’s oversight responsibilities and company operations
•Regularly attends management committee meetings, including the Asset/Liability Committee, Management Credit Review Committee and the Enterprise Risk Management Committee, and is a voting member of the Disclosure Controls Committee and the Management Loan Committee
•Meets frequently with clients and shareholders and communicates necessary feedback to the Board and management

Eagle Bancorp, Inc.	15	2024 Proxy Statement

Lead Independent Director - In order to ensure independent oversight at the highest levels, the Board of Directors appointed a Lead Independent Director. This role has been held by James A. Soltesz since 2021. The responsibilities of the Lead Independent Director include:
•Serve as an independent sounding board on the development and presentation of significant issues, plans and strategies for Board consideration with the Chair
•Preside at all meetings of the Board at which the Chairman is not present
•Preside at all meetings and executive sessions of independent directors
•Develop and approve meeting agendas and approve materials for meetings of independent directors
•As needed, serve as a conduit of views, concerns and issues between the Chairman and the independent directors
•Be available for consultation and direct communication upon the reasonable request of major shareholders
•Perform such other duties as the Board may from time to time delegate or assign to assist the Board in the fulfillment of its responsibilities

Board Committees - The board maintains five standing committees at the Company level in connection with the discharge of its duties. These committees and the Committee Chairs are as follows:

Name	Committee Chair
Matthew D. Brockwell	Governance & Nominating
Steven J. Freidkin	Technology Oversight
Theresa G. LaPlaca	Risk
A. Leslie Ludwig	Compensation
Kathy A. Raffa	Audit
The Company will continue to evaluate its structure and practices to maintain the highest standards of corporate governance.

Board and Committee Oversight of Risk
One of the many duties of the Board is to oversee the Company’s risk management policies and practices to ensure that the appropriate risk management systems are designed and operate effectively throughout the Company. The Company faces a broad array of risks, including but not limited to credit, interest rate/market, liquidity, operational, technology, compliance/regulatory, legal, human capital, reputational and strategic risks. The Board of Directors of the Company, all of the members of which are also members of the Board of Directors of the Bank, is actively involved in the Company’s and Bank’s risk oversight activities. These Directors, working through several chartered committees of the Company Board, including the Risk Committee, with the assistance of chartered management committees, review and approve critical policies of the Company and Bank. The Boards of Directors regularly review reports from the Board and management committees of the Company and Bank. The Board exercises its role of risk oversight in a variety of ways, including the following:

Board or Committee	Risk Oversight
Board of Directors
•Monitors overall corporate performance, including financial results, the integrity of financial and other controls, and the effectiveness of the Company’s legal, credit, compliance and enterprise risk management programs, risk governance practices, and risk mitigation efforts.
•Oversees management’s implementation and utilization of appropriate risk management policies and systems at all levels of the Company.
•Reviews risks in the context of the Company’s annual strategic planning and the annual budget review.
•Receives reports from management on, and routinely considers, critical risk topics, including: operational, financial, regulatory, strategic, security, human capital, legal, reputational, and technology/cybersecurity, as well as any emerging risks that might affect the Company.

Eagle Bancorp, Inc.	16	2024 Proxy Statement

Board or Committee	Risk Oversight
Audit Committee
•Assists the Board in fulfilling its oversight of financial risk exposures and implementation and effectiveness of the Company’s compliance with legal and regulatory requirements, disclosure controls, policies and programs.
•Oversees qualifications, performance and independence of our Company's independent registered public accounting firm.
•Oversees performance of the Company's Internal Audit function and the Chief Audit Executive, and reviews reports from the Chief Audit Executive.
•Reviews Quarterly Financial Statements and approves Annual Reporting to the SEC on Form 10K and Quarterly Reporting to the SEC on Form 10Q.
•Monitors compliance with the Code of Business Conduct and Ethics and Related Party Transactions Policy.
•Reports its discussions to the Board for consideration and action when appropriate.

Compensation Committee
•Assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s compensation programs and practices.
•Reviews the design and goals of the Company’s compensation programs and practices in the context of possible risks to the Company’s financial and reputational well-being.
•Determines compensation (cash and non-cash) of non-employee directors.
•Reviews the Company’s strategies and supporting processes of management succession planning, leadership development, and executive retention.
•Reviews, discusses and recommends for inclusion in the Company’s proxy statement, the Compensation Disclosure and Analysis and the Compensation Committee Report.
•Approves all incentive programs, including Senior Executive Incentive Plan (“SEIP”), Long Term Incentive Plan (“LTIP”), and Executive Officer compensation and benefits.
•Approves compensation and benefits for Related Parties and employee with the title of executive vice president and above.
•Reports its discussions to the Board for consideration and action when appropriate.

Governance & Nominating Committee
•Assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s governance structures and processes.
•Conducts periodic evaluations of the Company’s governance practices and Board performance.
•Reviews shareholder proposals submitted to the Company.
•Identifies qualified Board members and evaluates performance of the Directors.
•Reports its discussions to the Board for consideration and action when appropriate.

Risk Committee
•Assists the Board by providing oversight of the Company’s risk governance framework and risk functions, including the strategies, policies, procedures, processes, and systems established by management to identify, measure, monitor, and manage major risks of the Company.
•Promotes a robust and effective risk culture, facilitates Board-level oversight of risk-related issues, and serves as a resource to management by overseeing major risks across the Company and enhancing management’s and the Board’s understanding of the Company’s overall risk appetite and risk management activities and effectiveness.
•Monitors emerging risks that might affect the Company and proposes action plans to the Board as deemed necessary.
•Periodically reviews and monitors the quality of the loan portfolio and adequacy of the allowance for credit losses.
•Reviews and recommends approval of the Bank’s loan policies to the full Board of Directors.
•Approves and recommends to the Board for approval loans within acceptable risk tolerances which can be lawfully made to executive officers, directors, their spouses or related interests.
•Makes recommendations to the Board, including those with regard to the overall risk profile and capital of the Company.
•Reports its discussions to the Board for consideration and action when appropriate.

Technology Oversight Committee
•Assists the Board by providing heightened oversight of the Company’s information technology (“IT”) risk governance framework and IT functions, including the strategies, policies, procedures, processes, and systems established by management to identify, measure, monitor, and manage major IT risks of the Company.
•Assesses whether the Company's cyber and technology programs effectively support the Company's business objectives and strategies.
•Monitors technology trends that may affect the Company's strategic plans.
•Receives reports from management concerning technology operations, including software development performance projects, technical operations performance, technology architecture, data security, and significant technology projects.
•Approves policies related to technology issues at the Company.

Eagle Bancorp, Inc.	17	2024 Proxy Statement

The Board of Directors has adopted written charters of the Audit, Compensation, Governance & Nominating, Risk, and Technology Oversight Committees. Copies of the Committees’ charters can be found at https://ir.eaglebankcorp.com/corporate-overview/documents/default.aspx.

2023 Meetings, Committees, and Procedures of the Board of Directors
Our Board of Directors met fifteen (15) times during 2023. All members of the Board of Directors of the Company attended at least 75% of the meetings held by the Board of Directors and all committees on which such member served during 2023 or any portion thereof.
The Board of Directors of the Company have standing committees for Audit, Compensation, Governance & Nominating, Risk, and Technology Oversight. The following table sets forth the membership of these committees throughout 2023, and meeting information for each of these committees during the fiscal year ended December 31, 2023.

Name	Audit Committee	Compensation Committee	Governance & Nominating Committee	Risk Committee(1)	Technology Oversight Committee
Matthew D. Brockwell	X		C
Steven J. Freidkin				X	C
Theresa G. LaPlaca	X			C
A. Leslie Ludwig		C		X
Norman R. Pozez					X
Kathy A. Raffa	C		X
Susan G. Riel					X
James A. Soltesz		X	X	X
Benjamin M. Soto		X			X
Number of Meetings in 2023(2)	13	12	3	4	11
C:     Denotes Chair of Committee.
(1)     Comprises the membership at December 31, 2023. At points during the year ended December 31, 2023, the Risk Committee membership included Mr. Soto.
(2)    Some meetings were considered compensated by the annual retainer and did not have an associated per meeting fee.

Audit Committee
The Audit Committee is responsible for the selection, review and oversight of the Company’s independent registered public accounting firm (occasionally referred to as the “independent accountants”), the approval of all audit, review and attestation services provided by the independent accountants, the integrity of the Company’s financial reporting and disclosure practices and evaluation of the Company’s internal controls and internal control function and accounting procedures, including review and approval of quarterly and annual filings with the SEC on Forms 10-Q and 10-K and internal audit department plans and reports. It also reviews audit reports with the Company’s independent accountants. Each member of the Audit Committee is independent, as determined under the definition of independence adopted by Nasdaq for audit committee members in Rule 5605(c)(2)(A). The Board of Directors has determined that Ms. Raffa and Mr. Brockwell are “audit committee financial experts” as defined under SEC regulations.
The Audit Committee is also responsible for the pre-approval of all non-audit services provided by its independent accountants. Non-audit services are only provided by the independent auditors to the extent permitted by law. Pre-approval is required unless a “de minimis” exception is met. To qualify for the “de minimis” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent accountants during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved by one or more members of the committee to whom authority to grant such approval has been delegated by the

Eagle Bancorp, Inc.	18	2024 Proxy Statement

committee prior to the commencement of the non-audit services.
Compensation Committee
The Compensation Committee makes determinations with respect to salary levels, bonus compensation and equity compensation awards for executive officers, among others. The Compensation Committee has the sole responsibility for determining executive compensation, including that of the named executive officers, and for establishing compensation philosophy. Each member of the Compensation Committee is independent, as determined under the definition of independence adopted by Nasdaq for compensation committee members in Rule 5605(d)(2)(A). The Compensation Committee reviews and approves the Company’s strategies and supporting processes of management succession planning, leadership development, and executive retention.
During 2023, the Compensation Committee retained and worked with Newcleus Compensation Advisors and Aon Human Capital Solutions (formerly known as McLagan), a division of Aon PLC (“Aon”) to provide independent executive compensation advice and market compensation information.
Governance & Nominating Committee
The Governance & Nominating Committee is responsible for the evaluation of nominees for election as director, the recommendation to the Board of director candidates for nomination for election by the shareholders and the performance evaluation of sitting directors. The Governance & Nominating Committee consists of three members of the Board of Directors who are independent directors within the meaning of Nasdaq Rule 5605(a)(2).
In general, when the Board determines that expansion or reduction of the Board or replacement of a director is necessary or appropriate, the Governance & Nominating Committee will review, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and other means, a candidate’s honesty, integrity, commitment to community banking, judgment, personality and thinking style, willingness to invest in the Company, market knowledge, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The Governance & Nominating Committee will review any special expertise, including, for example, expertise that qualifies a person as an audit committee financial expert, membership or influence in a particular geographic or business target market, expertise in technology, cybersecurity and risk management or other relevant business experience. The Board of Directors and the Governance & Nominating Committee have not established a specific diversity component in their consideration of candidates for director, but strongly recognizes the benefits of having directors with diverse backgrounds and perspectives. To date, the Company has not paid any fee to any third party to identify, evaluate, or assist it in identifying or evaluating, potential director candidates.
The Governance & Nominating Committee will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors, and on the same basis as candidates proposed by the Governance & Nominating Committee, the Board or other sources. Candidates recommended by shareholders will be evaluated based on the same criteria described above. Shareholders desiring to suggest a candidate for consideration should send a letter to the Company’s Corporate Secretary not later than ninety (90) days prior to the month and day one year subsequent to the date that the proxy materials regarding the last election of directors to the Board were mailed to the shareholders and include: (a) a statement that the writer is a shareholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the full name, age, date of birth and contact information (including the business and residence addresses and telephone numbers) for the candidate; (c) a statement of the candidate’s business and educational experience, including a list of positions held for at least the preceding five years; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board will consider when evaluating a candidate; (e) information regarding any relationship or understanding between the proposing shareholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected; and (h) a signed representation by each such nominee that the nominee will timely provide any other information reasonably requested by the Company for the purpose of preparing its disclosures in regard to the solicitation of proxies for the election of directors. Because of the limited resources of the Company and the limited opportunity to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the Board. No undertaking to do so is implied by the willingness to consider candidates proposed by

Eagle Bancorp, Inc.	19	2024 Proxy Statement

shareholders.
In addition, the Governance & Nominating Committees regularly discusses the contributions of the persons then serving as directors, to ensure alignment with the strategic and tactical directions of the Company, as well as business development opportunities. Formal peer evaluations of the Board and directors are conducted periodically.
Risk Committee
The Risk Committee assists the Board of Directors by providing oversight of the Company’s risk corporate governance framework and risk functions, including the risk and control assessments, strategies, policies, procedures, processes, and systems established by management to identify, measure, monitor and manage major risks of the Company including, but not limited to credit, interest rate/market, liquidity, operational, information technology, compliance/regulatory, legal, reputational, human capital management and strategic risks. The Company accepts a certain degree of inherent risk with each business decision it makes. The Board takes risk management and its oversight responsibilities very seriously and has established the Risk Committee to provide more focused oversight of risk exposure and risk management activities. The Board and the Risk Committee recognize that risk management does not eliminate risk, but seeks to achieve an appropriate balance between risk and return. Recognizing the risk inherent in the Company’s business and managing those risks within the Company’s risk appetite and capital position is critical for optimizing shareholder value and ensuring the safe and sound operation of the Company. The oversight of the Company’s risk relative to the established risk appetite and capital position is the Risk Committee’s primary role.
The Company, led by the Risk Committee, instills a culture of risk management throughout the organization by integrating top-down direction and corporate governance with bottom-up business line commitment and accountability. Executive officers and other key management executives meet at least quarterly to review and discuss risk management. Management committees, comprised of senior management, seek to identify and address issues to ensure that risks and remediation of such risks are carefully considered.
The Risk Committee assists the Board in the Board's responsibilities regarding strategic decisions with respect to lending policies and the loan portfolio in accordance with and in furtherance of the Strategic Plan of the Bank, and to periodically review and monitor the quality of the loan portfolio and adequacy of the allowance for credit losses and to provide updates to the Board. In order to assist the Risk Committee and the Board in providing oversight of Management's responsibilities related to asset quality and credit risk management, the Risk Committee maintains an Asset Quality Sub-Committee ("AQC"). The AQC is advisory in nature and is not authorized to take any action on any matter that comes before it. The AQC reviews the trends, metrics and changes in all loan categories as compared to the prior meeting, which occurs no less than quarterly. The Risk Committee retains full jurisdiction and authority over all matters coming before the AQC, which is responsible for briefing the full Risk Committee and bringing to its attention matters requiring heightened oversight and potential action.
The Chief Risk Officer chairs the Enterprise Risk Management Committee, monitors risk management activities and regularly reports the Company’s risk exposure to the Risk Committee.
Technology Oversight Committee
The Information Technology Oversight Committee (the “TOC”) assists the Board of Directors by supporting the Board's oversight of the Company’s information technology (“IT”) risk governance framework and IT functions, including the strategies, policies, procedures, processes, and systems established by management to identify, measure, monitor, and manage major IT risks of the Company. The TOC is intended to promote a robust and effective IT operational infrastructure and information security environment and culture and to facilitate Board-level oversight of IT risk-related issues. The TOC is also intended to serve as a resource to management by helping to identify and oversee major IT risks across the entire Company. Additionally, the TOC is focused on enhancing management’s and the Board’s understanding of the Company’s overall IT operating and infrastructure environment, IT risk appetite and IT risk management activities and effectiveness, including but not limited to overseeing management’s design and operation of effective IT controls. At its discretion, the Committee may make recommendations to the Board, including those with regard to the overall IT risk profile of the Company.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as an officer or employee of the Company or Bank at any time. None of our executive officers serve as a member of the Compensation Committee of any other company that

Eagle Bancorp, Inc.	20	2024 Proxy Statement

has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee. Except for loans and deposit transactions in the ordinary course of business made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated parties, and not presenting more than the normal risk of collectability, or other unfavorable features, and for transactions described under “Director Compensation” and “Certain Relationships and Related Party Transactions,” no member of the Compensation Committee or any of their related interests has any material interest in any transaction involving more than $120,000 to which the Company is a party.
Director Attendance at the Annual Meeting
The Board of Directors believes it is important for all directors to attend the Annual Meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of shareholders unless they are unable to attend because of personal or family illness or pressing matters. In May 2023, all nine directors standing for reelection attended the 2023 Annual Meeting of shareholders.
Director Compensation
The following table sets forth information regarding the fee rate schedule approved for the non-employee directors of the Company in 2023. Members of the Boards of Directors who are employees of the Company or Bank do not receive additional cash compensation for service on the Board of Directors.

Retainers
Annual Cash Retainer – Company	$10,000
Annual Cash Retainer – Bank	$5,000
Annual Committee Chair Retainers:
•Audit	$50,000
•Compensation	$50,000
•Governance & Nominating	$50,000
•Technology Oversight Committee	$50,000
•Risk Committee	$50,000
•Credit Oversight Committee of the Bank(1)	$—
Annual Lead Independent Director Retainer	$50,000
Per Meeting Fees
Committee Chair	$3,000
Board or Committee – Company & Bank	$1,500

(1)     The Risk Committee assumed the role and responsibilities of the Credit Oversight Committee of the Bank's Board of Directors effective April 1, 2023. No Credit Oversight Committee chair retainer fees were paid in 2023.

Non-employee directors also receive an annual award of restricted stock. The 2023 awards vest in three annual installments commencing on the first anniversary of the date of grant, subject generally to continued service through each vesting date. In addition, the unvested portion of the 2023 restricted stock awards will generally accelerate in full upon the death or disability of the non-employee director or the occurrence of a change in control, in each case while the non-employee director remains in service.

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The following table sets forth the actual amounts of compensation paid to each non-employee director for service as a member of the Board of Directors of the Company in 2023 other than Mr. Pozez, our Executive Chairman, whose compensation is set forth in the Summary Compensation Table, in the section "Executive Compensation Tables".

Name	Fees Earned or Paid in Cash(1)	Stock Awards(1)(2)	Option Awards(3)	All Other Compen-sation(4)	Total
Matthew D. Brockwell	$114,500	$299,993	$—	$—	$414,493
Steven J. Freidkin	$126,500	$299,993	$—	$—	$426,493
Ernest D. Jarvis(1)	$22,500	$—	$—	$—	$22,500
Theresa G. LaPlaca	$113,000	$299,993	$—	$3,103	$416,096
A. Leslie Ludwig	$99,500	$299,993	$—	$—	$399,493
Kathy A. Raffa	$117,500	$299,993	$—	$3,103	$420,596
James A. Soltesz	$114,250	$299,993	$—	$2,858	$417,101
Benjamin M. Soto	$48,000	$299,993	$—	$1,433	$349,426
(1)Mr. Ernest D. Jarvis, a former independent director of the Company, received no stock awards nor option awards in 2023. Upon completion of his services rendered to the Board in May 2023 and as approved by the Compensation Committee, Mr. Jarvis's then-unvested restricted shares, with a grant date fair value of $117,000, immediately vested at the time of his departure.
(2)Represents the grant date fair value of shares of restricted stock awarded during 2023. Grant date fair value is calculated based on the closing price of the Company common stock as of the date of the grant. See Note 16 – Stock-Based Compensation in our 2023 Form 10-K.
(3)At December 31, 2023, there were no outstanding option awards, vested or unvested, held by non-employee directors.
(4)Premiums on long-term care insurance provided to non-employee directors.

The table below discloses shares awarded in February 2023 and unvested shares in restricted stock, including the February 2023 awards, as of December 31, 2023:

Name	Stock Awards in Shares	Unvested Shares in Restricted Stock
Matthew D. Brockwell	6,406	11,852
Steven J. Freidkin	6,406	8,429
Theresa G. LaPlaca	6,406	11,852
A. Leslie Ludwig	6,406	11,852
Kathy A. Raffa	6,406	11,852
James A. Soltesz	6,406	11,852
Benjamin M. Soto	6,406	11,852

Other Compensation for Directors
Other than the cash retainers and per meeting fees, equity awards and long term care insurance described above (all other compensation), the Company does not maintain any non-equity incentive plans or compensation programs, deferred compensation, defined contribution or defined benefit retirement plans, for non-employee directors, or in which such directors may participate.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides information about the 2023 compensation for our named executive officers ("NEOs") who are listed in the table below.

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Named Executive Officer	Title
Susan G. Riel	President and Chief Executive Officer
Norman R. Pozez	Executive Chairman
Eric R. Newell (1)	Executive Vice President and Chief Financial Officer of Eagle Bancorp
Charles D. Levingston (2)	Executive Vice President and Chief Financial Officer of EagleBank (former Chief Financial Officer of Eagle Bancorp)
Antonio F. Marquez (3)	Former Senior Executive Vice President
Ryan A. Riel	Executive Vice President and Chief Real Estate Lending Officer of EagleBank
Lindsey S. Rheaume (4)	Executive Vice President
Janice L. Williams	Senior Executive Vice President, Chief Credit Officer
(1)Mr. Newell joined the Company on September 25, 2023 and was appointed Chief Financial Officer on that date. On February 27, 2024, Mr. Newell temporarily assumed the responsibilities of Chief Risk Officer of EagleBank.
(2)Mr. Levingston served as Chief Financial Officer of the Company until September 25, 2023; after which he served as the Executive Vice President and Chief Financial Officer of EagleBank.
(3)Mr. Marquez departed the Company on July 31, 2023.
(4)The Company has announced that Mr. Rheaume will retire from the Company effective July 15, 2024.
This CD&A describes our executive compensation program for 2023 for our named executive officers. It also describes how the Compensation Committee (the “Compensation Committee”) arrived at the compensation decisions for our named executive officers and discusses key factors that the Compensation Committee considered in determining their compensation.
As Executive Chairman, Mr. Pozez is an executive officer of the Company, although not an employee of the Company or the Bank. His compensation for 2023 was paid in accordance with the terms of the Amended and Restated Chairman Compensation Agreement approved by the Board. Mr. Pozez’s compensation arrangements differ from the rest of the named executive officers, and are described in "Employment and Non-Compete Arrangements" starting on page 37.
All references to compensation arrangements in place for our named executive officers throughout the other sections of the CD&A exclude Mr. Pozez.

Executive Summary
2023 Financial Results and Operating Highlights
The Company continued to differentiate itself through its "Relationships FIRST" cultural attributes in 2023, exhibiting responsiveness to our customers, team members and communities during a turbulent banking operating environment while continuing to exhibit profitability. In 2023 we persevered through a crisis of banking confidence for the industry brought on by a liquidity crisis from the March 2023 bank failures. In a rising interest rate environment where overnight interest rates rose by 100 basis points over 12 months, the Company proactively reacted to customers' desire for higher interest rates in our competitive market of the District of Columbia, Maryland and Virginia.

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Some of our notable results are summarized below:
•For the year ended December 31, 2023, the Company had earnings of $100.5 million, which was $3.31 per fully diluted share.
•For 2023, return on average assets ("ROAA") was 0.84% and the efficiency ratio was 49.1%. The quarterly dividend was $0.45 per share and total dividends declared in 2023 were $1.80 per share.
•Through 2023, we continued to exhibit loan growth totaling $333.1 million or 4.4%.
•After reporting a year-over-year $2.1 billion decline of total deposits at March 31, 2023 due to liquidity stress in the banking system; the Company improved year-over-year deposits to a $95 million increase at December 31, 2023.
•The Company's credit metrics have moderated from its year-over-year improvements experienced from 2020-2022. At year-end 2023, the allowance for credit losses increased to 1.08% from 0.97% the prior year. Non-performing assets-to-assets was 0.57%, up from 0.08% the prior year-end and net charge-offs for the year were 0.24%, up from 0.01% the prior year.
•The Company focused on enhancement of its digital capabilities for deposit gathering in the second half of 2023 as part of its overall strategy to improve and diversify the funding profile of the balance sheet and adding deposit channel diversification. In furtherance of this projected multi-year effort, we expect to enhance our treasury management products and services targeted toward our commercial customers, leverage our branch footprint for sales activities and focus on growing small business and consumer deposits. While Management initiated its effort, the Company was able to reduce its use of brokered funding and reduce uninsured deposits. It is expected these efforts will reduce the cost of interest bearing deposits, will grow our relative use of non-interest bearing deposits, and grow net interest income and total earnings.
•At December 31, 2023, book value was $42.58 per share and, after excluding intangible assets of $3.51 per share, tangible book value was $39.08 per share.
2023 Executive Compensation Highlights

In 2023, the Compensation Committee worked diligently with management to make prudent decisions with regards to our executive compensation throughout the year. Notable executive pay outcomes and key decisions include:
•Base salary increases for our NEOs ranged from 3% to 7% based on experience, performance and contribution of the individual executive.
•Annual incentives under our SEIP did not pay out based on 2023 performance, notably that our adjusted net income was less than 85% of target. No adjustments were made to annual incentive metrics, nor were discretionary bonuses paid. This reinforces our pay-for-performance philosophy.
•LTI awarded in 2023 continued to be 50% performance based and subject to rigorous performance goals, requiring that we perform at the 50th percentile for the threshold level of payout and at the 62.5th percentile for target.
•Our 2021 PRSUs paid out at 47.2% of target based on our Return on Average Assets compared to KRX. Our TSR during the performance period was below threshold rank compared to KRX and that metric did not pay out.
•CEO pay declined, primarily driven by the lack of payout on our SEIP.

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Advisory Vote on Executive Compensation (Say-on-Pay)
At our 2023 Annual Meeting of Shareholders, the non-binding, advisory proposal to approve the compensation of our NEOs received support from 57% of the shares having voting power and present at the meeting compared to 68% in 2022. The Compensation Committee pays careful attention to the advisory vote results and feedback received by stockholders regarding executive compensation. As the Compensation Committee evaluated our compensation practices for fiscal 2023, it was mindful of the advisory vote outcome. As a result, the Compensation Committee expanded investor outreach in 2023 to solicit their feedback and made changes designed to address investor feedback.

2023 Shareholder Engagement Process and Results
On an ongoing basis, we continue to reach out to our shareholders to gather feedback regarding our executive compensation program, our corporate governance practices, and related matters. After our Annual General Meeting we started our outreach process earlier to provide us more time to consider stockholder feedback during our regular compensation cycle. We also expanded our engagement to include a greater number of stockholders and proxy advisors.
In the fall of 2023, we reached out to our 50 largest institutional shareholders who collectively owned approximately 71% of our outstanding shares. We had individual conversations with seven institutional investors that collectively owned 32% of the outstanding shares. Four of these stockholders indicated they voted against our 2023 say-on-pay vote. Three shareholders representing just over 5.8% of our outstanding shares replied that an engagement was not needed. Lastly, after speaking with our shareholders we also engaged with a prominent proxy advisory firm. The outreach program was led by the Chair of the Compensation Committee and our Director of Investor Relations and Strategy, both of whom participated on all calls. In some cases, our Director of Human Resources was a participant in both these discussions and in our planning for all calls.
The table below outlines key themes from our 2023 engagement activities, our response to the feedback we received, and resulting program changes for 2024:

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What we heard	What we did in response
SEIP: Maximum SEIP opportunity was considered high for our industry and against peers.
•For 2024, target opportunities were decreased materially from 200% of salary to 110% for the CEO and for the NEOs listed here, targets were reduced from ranges of 110%-125% of salary to ranges between 60%-80%. The maximum opportunity for our CEO was reduced from 325% of salary and is now capped at 220%.

SEIP: Desire for more transparency in the annual incentive design.	•For 2024 we have simplified the plan design and have transitioned to a more traditional and transparent design with threshold, target and maximum performance and payout levels.
LTIP: Investor topics included how LTI was determined, relative metrics and the % of performance-based awards.
•For grants made in 2024, we increased the percentage of our total LTIP weighted toward PRSUs from 50% to 60%
•We have also maintained our practice of requiring rigorous performance at the 62.5th percentile to achieve payouts at target and at least the 50th percentile for any PRSUs to vest.

Employment Agreements: Investors commented on the open-ended nature and the 5% annual automatic increase in our Chairman’s retainer
•We removed the guaranteed retirement benefit present in the prior agreement for our CEO
•Amended the Chairman’s employment agreement to remove the automatic 5% annual increase and added a fixed term whereby the agreement can be terminated by either party upon 30 days written notice.
•In recognition for these material changes, our CEO and Chairman did not receive any enhanced provisions to go forward compensation or guaranteed compensation.

Compensation Philosophy & Best Practices
We design our executive compensation program to be driven by performance, rewarding our executives for creating value for shareholders and representing sound corporate governance principles. The following sets forth the best practices that we adhere to in designing and determining our executive compensation.
Our compensation philosophy provides the guiding principles for structuring compensation programs that embody these values. The policies and underlying philosophy governing the Company’s executive compensation program, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:
•Maintain a compensation program that is equitable in a competitive marketplace
•Provide compensation opportunities that provide the ability to vary pay in-line with performance
•Encourage achievement of long-term strategic objectives and enhancement of shareholder value
•Recognize and reward individual initiative and achievements
•Maintain an appropriate balance between base salary and short and long term incentive opportunities
•Allow the Company to compete for, retain and motivate talented executives critical to its success

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The Compensation Committee seeks to target executive total compensation commensurate with the performance of the Company taking into consideration the performance of our proxy peers and individual performance. Our goal is to provide pay for performance through annual and long-term incentives that reward a combination of strategic and financial achievements as well as our performance relative to industry peers. The Compensation Committee annually considers the Company’s performance when setting pay. Goals for specific components include:

Compensation Element	Purpose	Link to Performance	Fixed/ Performance-Based	Short/Long Term
Base Salary and merit increases	Helps attract and retain executives through market-competitive base pay.	Reflects individual experience, performance and contribution of each executive. Merit salary increases are linked to individual performance and other factors.	Fixed	Short Term
Annual Cash - Senior Executive Incentive Plan (SEIP)	Encourages achievement of short term strategic and financial performance metrics that create long term shareholder value.	Based on achievement of short term, predefined corporate performance objectives.	Performance-Based	Short Term
Long Term Incentive Plan (LTIP) - Time Vested Restricted Shares	Aligns executives’ interests with shareholders, motivates and rewards long term sustained performance; and the time-based vesting criteria create a retention incentive through multi-year vesting.
Represents 40% of total LTIP award beginning in 2024. Amount is determined by the Compensation Committee based on Company and individual performance, among other factors. NEO must be employed on the date of vesting, with exceptions and NEO performance must be in good standing for the measurement period.

			Fixed	Long Term
Long Term Incentive Plan (LTIP) - Performance Restricted Stock Units
Aligns executives’ interests with shareholders, motivates and rewards long term sustained performance; and the performance-based vesting criteria create a retention incentive through multi-year vesting.
		Represents 60% of total LTIP award beginning in 2024. The performance portion of the award is contingent on Company performance with vesting at the end of 3 years. 50% of performance criteria weighted to relative total stock return and 50% is weighted to relative return on average assets.	Performance-Based	Long Term
The Compensation Committee is committed to tying compensation to performance and ensuring that compensation, both cash and equity, is commensurate with our financial results. The Compensation Committee believes the Company’s current executive team is of very high caliber and contributes significantly to the Company’s strength and performance. Rewarding, motivating and retaining a strong executive team are critical to the continued success of the Company.
We believe the effectiveness of our compensation program is dependent upon our pay practices corresponding to our compensation philosophy. The table below illustrates this strong relationship and further underscores our commitment to maintaining an executive compensation program that is consistent with best practice.

Eagle Bancorp, Inc.	27	2024 Proxy Statement

Strong Alignment with Shareholders (What We Do)
Compensation philosophy
We believe our compensation philosophy promotes a best practice approach to compensation, including: (i) tying pay to performance and aligning with shareholder interests; (ii) attracting, retaining, and properly motivating top talent; (iii) integrating risk with compensation; (iv) maintaining strong corporate governance; and (v) transparency.

Hedging/pledging policy
Executive officers are prohibited from any hedging of our shares, unvested restricted stock, or unexercised options, including through short sales.
Executive officers are prohibited from pledging more than 50% of their shares as collateral and such pledged shares cannot represent more than 25% of such executive’s net worth.

Pay at risk The majority of NEO compensation is “at-risk” and contingent on achievement of business goals that are integrally linked to shareholder value and safety and soundness.
Clawback policy
The Company's clawback policy generally provides for the recoupment of erroneously awarded incentive-based compensation received by current and former executive officers (as defined in Rule 10D-1 of the Exchange Act), including our NEOs, during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement.

Use of variable compensation in deferred equity
Significant portions of NEO variable compensation is in deferred Company common stock for 2024; 40% of which is time-based restricted stock vesting over a 3-year period and 60% of which is performance-based restricted stock units ("PRSUs") vested at the end of a 3-year period. Value of equity at vesting is based on stock price at that time (in addition to achievement of pre-established goals for PRSUs).

Appropriate Peer Group Selection
To make informed decisions on pay levels and pay practices, we compare ourselves against a peer group of similarly situated banks. We believe external market data is an important component of maintaining pay practices that will attract and retain top talent.

Risk events impact pay In making pay decisions, we consider material risk and control issues, and make adjustments to compensation, if appropriate.	Responsible use of equity We manage our equity award program responsibly, using only approximately 0.82% of weighted average diluted shares in 2023.
Share ownership guidelines Executive officers, including NEOs, are expected to own a minimum of shares of our common stock with a value equal to twice their base salary.
Shareholder outreach
Each year, we solicit feedback from our top shareholders on our compensation and corporate governance programs and practices. The Compensation Committee considers this feedback when making compensation decisions.

Strong Alignment with Shareholders (What We Don't Do)
No guaranteed bonuses - incentive compensation may be reduced to zero if financial metrics are not met
No highly leveraged incentive plans that encourage excessive risk taking
No uncapped incentive award payouts
No repricing of options or SARs without prior shareholder approval
No excise tax gross ups

2023 Program Elements and Pay Decisions
We compensate our named executive officers through a mix of:
•base salary;
•performance-based annual cash incentives;
•long-term incentive compensation (awarded in the form of Restricted Stock Awards with three-year ratable

Eagle Bancorp, Inc.	28	2024 Proxy Statement

vesting periods and Performance Share Units with three-year cliff vesting periods); and
•other benefits, which include certain perquisites.
We believe the current mix and value of these compensation elements provide our NEOs with a total annual target compensation that is both reasonable and competitive within our markets, appropriately reflects our performance and each NEO's particular contributions to that performance, and takes into account applicable regulatory guidelines and requirements. We intend for our compensation program to be performance-based, where the opportunity to earn higher compensation (via our short- and long-term incentive plans) is provided if performance warrants. As illustrated below, the majority of our CEO's and NEOs' total direct compensation opportunity is variable ("at-risk"). The visuals below depict the mix of total target direct compensation (salary, target annual incentives, restricted stock awards and performance share units at grant date fair value (based on target performance for performance share units) set for our CEO and other NEOs for 2023.
Summary of CEO Compensation
The Compensation Committee obtains input from its independent compensation consultant and along with shareholder engagement efforts following our 2023 Annual General Meeting, changes were applied to the total target compensation for the CEO as detailed below:

Compensation Component	Target 2023	Target 2024	Change
Base Salary	$907,360	$952,728	5%
SEIP (%)	200%	110%	(90)%
LTIP (%)	325%	300%	(25)%
SEIP ($)	$1,814,720	$1,048,001	-$766,719
LTIP ($)	$2,948,920	$2,858,184	-$90,736
Total Compensation	$5,671,000	$4,858,913	-$812,087

Base Salaries
The base salaries of our NEOs are reviewed and set annually by the Compensation Committee. In establishing base salaries for our NEOs, the Compensation Committee has relied on external market data obtained from outside sources including banking industry trade groups and peer group compensation data developed by our independent compensation consultant. In addition to considering information obtained from such sources, the Compensation Committee also takes into account the experience, performance and contribution of the NEO. These increases were generally consistent with the merit increases provided to employees more broadly in the Company for 2023.

Eagle Bancorp, Inc.	29	2024 Proxy Statement

Named Executive Officer	12/31/2022 Base Salary	12/31/2023 Base Salary	2023 % Change
Susan G. Riel	$856,000	$907,360	6.0%
Eric R. Newell (1)	—	$476,907	—
Charles D. Levingston(2)	$430,039	$380,000	(11.6)%
Ryan A. Riel	$380,117	$406,725	7.0%
Lindsey S. Rheaume	$434,306	$447,335	3.0%
Janice L. Williams	$530,550	$551,772	4.0%
(1)Mr. Newell joined the Company on September 25, 2023
(2)Mr. Levingston received a salary adjustment on September 25, 2023 from $438,640 to $380,000 to reflect adjusted oversight responsibilities in his new role as Executive Vice President, Chief Financial Officer of EagleBank.

Senior Executive Incentive Plan ("SEIP")
The Senior Executive Incentive Plan ("SEIP") was established to reward our executives for achieving or exceeding predefined Company performance goals. Under the SEIP, an executive is eligible to earn a cash award based on achievement of Company objectives. This design serves to place a significant portion of each NEOs compensation “at risk.” The Compensation Committee utilizes a formulaic approach under the SEIP, including caps on individual metrics, while reserving discretion to adjust final payouts as it deems appropriate.
The SEIP aligns executive pay with performance, drives the Company's strategic goals, and rewards superior financial results. The SEIP is designed to achieve the following goals and objectives:
•recognize and reward achievement of the Company's annual business goals critical to driving our long-term strategy;
•motivate and reward superior performance;
•attract and retain talent needed for the Company's success;
•to be competitive with the market;
•encourage teamwork and collaboration through shared goals; and
•promote sound risk management strategies
Funding of the SEIP
Funding of the SEIP is based on the budget for net income approved by the Board, with performance below budgeted goals designed to result in reduced pay. For 2023, the Committee established that adjusted net income had to achieve 85% of the net income target for the NEOs to qualify for a SEIP payout for the year.

$'s in millions	Net Income 2023	Percent of Target
Target net income	$151.0	—
Reported net income(1)	$100.5	66.6%
(1)Reported net income and adjusted net income were the same for 2023

Performance metrics - Weighting and Selection Rationale
Performance metrics for 2023 were changed to reflect an increased emphasis on deposit growth. Weights were varied by executive officer based upon their respective area of responsibility and ability to directly influence results. The following table shows the weightings for 2023, the rational for selecting each metric and the range of weightings for executive officers.
The Committee did not consider performance of those metrics for purposes of the SEIP since the SEIP net income requirement for funding was not met.

Eagle Bancorp, Inc.	30	2024 Proxy Statement

Performance Metric	CEO 2023 Weighting	Other NEO 2023 Weighting(1)	Rationale for Selection
Earnings Per Share (diluted)	20.0%	10-20%	EPS was selected as a stock's multiple in relation to EPS is a much used measure of value to investors.
Average Loan Growth (excl. HFS)	15.0%	15-25%	Average loans was selected as interest income from loans is the largest component of revenue.
Average Core Deposit Growth	15.0%	15-25%	Deposit growth drives enhancement of franchise value and reduced reliance on wholesale funding.
Efficiency(2)	15.0%	10-15%	Efficiency was selected as it provides a measure of how well expenses are controlled relative to revenue.
Net Interest Margin	15.0%	10-20%	Net interest margin was chosen as it represents the spread for the primary business of the Company, originating loans and holding deposits.
Non-Performing Assets/Assets	10.0%	0-15%	Non-performing assets as a percent of assets was chosen as it is a measure of the underwriting skill and risk taken in the loan portfolio.
Operating Effectiveness	10.0%	5-15%
Operating Effectiveness, a non-financial measure, provides an incentive that seeks to minimize risks and protect assets, ensure accuracy of records, promote operational efficiency, and encourage adherence to policies, rules, regulations, and laws.

(1)Weighting of each performance metric differed by NEO.
(2)Noninterest expense divided by the sum of net interest income and noninterest income.

The Compensation Committee approved the following performance metrics, which are aligned with the board approved budget for the year ending December 31, 2023. Below are performance metrics for each threshold, target, and target plus. The Compensation Committee did not measure actual results to performance metrics since the plan was not funded for the calendar year of 2023.

Performance Metric	2023 Performance Range
	Threshold (85% of Target)	Target	Target Plus (115% of Target)
Earnings Per Share (diluted)	$4.05	$4.77	$5.49
Average Loan Growth (excl. HFS)	$541,074,138	$636,557,809	$732,041,480
Average Core Deposit Growth	$539,906,589	$635,184,222	$730,461,855
Efficiency	46.00%	40.00%	34.00%
Non-Performing Assets/Assets	0.62%	0.54%	0.46%
Net Interest Margin	2.89%	3.40%	3.91%
Operating Effectiveness	—	Achieved	—

SEIP Incentive Opportunity as a percent of NEO base salary
The Compensation Committee determined each NEO’s incentive opportunity for 2023 as a percentage of the NEO’s base salary, as illustrated in the table below. The incentive opportunity for each NEO could be earned at the following levels: Threshold, Target, Target Plus, or Cap, each reflected as a percentage of the NEO’s base salary below, with interpolation for performance achievements between the stated levels
We apply a Cap to each performance metric. This limits the SEIP payout on a metric-by-metric basis, in a scenario where one or more performance metrics substantially outperforms the Target Plus goal.

Eagle Bancorp, Inc.	31	2024 Proxy Statement

Named Executive Officer	2023 Incentive Opportunity as a Percent of Base Salary
	Threshold	Target	Target Plus	Cap
Susan G. Riel	125%	200%	300%	325%
Eric R. Newell	—%	—%	—%	—%
Charles D. Levingston	90%	110%	120%	150%
Ryan A. Riel	90%	110%	120%	150%
Lindsey S. Rheaume	90%	110%	120%	150%
Janice L. Williams	100%	125%	150%	175%
(1)SEIP payout is the product of the base salary, weighting of the performance metric, calculated payout percentage and applicable incentive opportunity.

As adjusted net income in 2023 was less than 85% of target, the SEIP did not fund and the NEOs did not qualify for any payout.

SEIP Cash Incentive Payout 2023
NEO	At Target	Actual	% of Target
Susan G. Riel	$1,814,720	$—	—%
Eric R. Newell	$—	$—	—%
Charles D. Levingston	$418,000	$—	—%
Ryan A. Riel	$447,398	$—	—%
Lindsey S. Rheaume	$492,069	$—	—%
Janice L. Williams	$689,715	$—	—%
Long Term Incentive Plan ("LTIP")
The Company believes that equity compensation is a critical component of a total direct compensation package which enhances the Company's ability to recruit, retain and reward key talents needed for the Company's success, align executives' interests with those of our stockholders, encourage executives' best performance and provide incentives for long-term sustained performance. Our stockholder-approved incentive plan allows us to execute our philosophy by providing equity compensation to our key executive and Board members.
The Compensation Committee approved equity awards to members of the executive management team, including the NEOs, pursuant to the Company's stockholder-approved Long-Term Incentive Plan (LTIP). In determining the form of equity to be granted the Compensation Committee considered many factors including the ability to drive corporate performance, retention, executive officers' current stock ownership level, tax and accounting treatment and the impact on dilution. Awards were made in consideration of market practice and alignment with the Company's compensation philosophy.
The LTIP is designed to support the Company's pay for performance philosophy and reward key executives for creating long-term stockholder value. More specifically, the LTIP is designed to meet the following objectives:
•Performance: Reward key executives for driving long-term, sustained performance (e.g. stock price, specific performance measures).
•Stockholder Alignment: Align executives with stockholder interests through performance goals and focus on stockholder value appreciation.
•Ownership: Ensure executives have an ownership interest in the Company.
•Retention: Enable the Company to retain senior executives.
•Sound Risk Management: Provide a balanced view of performance and align rewards with the time horizon of risk.
•Market Competitive: Position executive total compensation to provide market competitive opportunities that are aligned with performance. Similar to the SEIP, the long-term incentive plan is designed to only provide

Eagle Bancorp, Inc.	32	2024 Proxy Statement

above target or maximum long-term payouts when we outperform our peer benchmarks.
In response to feedback from the Compensation Committee's investor outreach efforts and to better align the Company's long-term incentive strategies with our peer group, the Compensation Committee adjusted the ratio of time vested and performance vesting long-term incentive awards. The 2024 equity award for each NEO, which are intended to be in respect of 2023 service, consisted of 40% time-vested restricted stock and 60% performance based restricted stock units ("PRSU's") which was awarded in February 2024.
Performance Restricted Stock Units (PRSUs)
In February 2024, PRSUs in respect of 2023 service were awarded subject to performance-based vesting following a three-year measurement period, (January 1, 2024 - December 31, 2026). At the end of the period, two metrics will be measured to determine vesting. An executive officer may vest in awards related to either, one or both metrics, depending on Company performance relative to the KBW Nasdaq Regional Banking Index ("KRX"). The KRX is a modified market capitalization weighted index that is designed to track the performance of publicly traded U.S. regional banks. In order to receive any vesting under the PRSUs, the Company needs to perform at a minimum level of performance, which is the threshold. The two metrics for the performance grants are:
•Total Shareholder Return (TSR) compared to the KRX; and
•Return on Average Assets (ROAA) based on the KRX
PRSUs will vest based on the Company’s ranking for each metric relative to the KRX and can range from 50% at threshold to 150% at maximum depending on performance. The measures for both metrics and the payout ranges are:

Measures	Weight	Performance Range
		Threshold	Target	Stretch/ Maximum
Total Shareholder Return ("TSR")	50%	Median	62.5 Percentile	75 Percentile
Return on Average Assets (“ROAA”)	50%	Median	62.5 Percentile	75 Percentile
Payout Range (% of Target)	100%	50%	100%	150%
If the metric does not reach threshold performance (i.e. median of the KRX ROAA or TSR), PRSUs for that metric will not vest. If only the threshold is met for a metric, then 50% of the target PRSUs for that metric shall become vested. If the maximum is met for a metric, then 150% of the target PRSUs for that metric shall become vested (with points in between measured on a straight-line interpolation).
If the Company's absolute TSR for the 3-year period is negative, then the total award payout is capped at no more than Target.
An executive must be employed by the Company on December 31 of the last year of the relevant performance period, in order to vest in shares underlying a PRSU, except in the event of death, disability, retirement or a qualifying termination in connection with a change in control.
The Compensation Committee concluded that the target goals are challenging but reasonably achievable with good performance. The Long Term Incentive Plan does not include unlimited upside for exceeding goals, as there is a maximum award tied to each metric.
The Compensation Committee retains the authority to make adjustments to applicable targets and calculations in the event of extraordinary circumstances.
Time-Vested Restricted Stock
In February 2024, time-vested restricted stock awards for 2023 service were also awarded and vest ratably over three years commencing on the first anniversary of the date of grant. These shares will be forfeited if the executive officer terminates employment before vesting, except for accelerated vesting upon death, disability, or a qualifying termination in connection with a change in control.

Eagle Bancorp, Inc.	33	2024 Proxy Statement

PRSUs and Time-Vested Restricted Stock
Target LTIP share amounts awarded were determined as a multiple of salary divided by the closing price on the date of grant with 40% awarded as time-vested restricted stock and 60% awarded as PRSUs for the 2024 grant. The LTIP is subject to the Company’s Clawback Policy.
Time-vested restricted stock and PRSUs were issued to our executive officers in February 2024 based on 2023 performance as set forth below:

Name	2024 LTIP ($)(1)	Time-Vested Restricted Stock	PRSUs (at Target)
Susan G. Riel	$2,017,169	38,812	58,219
Charles D. Levingston	$260,486	5,012	7,518
Eric R. Newell	$171,363	3,297	4,946
Ryan A. Riel	$505,332	9,723	14,585
Lindsey S. Rheaume (2)	$—	—	—
Janice L. Williams	$614,645	11,826	17,740
(1)Value based on closing price the day of grant, which was $24.26 per share. 60% of the PRSUs awarded are market performance based with a value of $12.69 per shares based on a Monte Carlo valuation methodology.
(2)Due to his announced retirement effective as of July 15, 2024, Mr. Rheaume did not participate in the 2024 long-term awards that were made to our other Named Executive Officers.
Total Actual Pay for 2023 Performance
The following table shows the Compensation Committee's 2023 total pay decisions for our Named Executive Officers. The amounts reported in the table differ substantially from those reported for 2023 in the Summary Compensation Table on page 45 of this Proxy Statement, which reflects equity awards granted during a year, rather than after year-end, even if awarded for services performed in that year. We generally consider long-term incentives granted during a year to be part of the prior year's total pay opportunity. The following table is included to show how the Compensation Committee thinks about annual compensation for our NEOs and is not intended to be a substitute for the Summary Compensation Table on page 45 of this Proxy Statement.

	Total Actual Pay
Name	Base Salary	Actual 2023 Annual Incentive Award ($)	Actual 2024 Long-Term Incentive Award ($) (2)	Total Actual Pay
Susan G. Riel	$907,360	$—	$2,017,169	$2,924,529
Charles D. Levingston	$423,980	$—	$260,486	$684,466
Eric R. Newell (1)	$119,227	$—	$171,363	$290,590
Ryan A. Riel	$406,725	$—	$505,332	$912,057
Lindsey S. Rheaume	$447,335	$—	$—	$447,335
Janice L. Williams	$551,772	$—	$614,645	$1,166,417
(1)Pursuant to an employment agreement dated September 25, 2023, Mr. Newell received a one-time cash bonus of $100,000 and a three year time-vested award of $300,000 within the first 30 days of his employment; these incentives are not reflected.
(2)Value based on closing price the day of grant, which was $24.26 per share. 60% of the PRSUs awarded are market performance based with a value of $12.69 per shares based on a Monte Carlo valuation methodology.

We note that under the SEC rules the equity awards made in 2024 for service in 2023 are not reflected in the Summary Compensation Table in this proxy statement, but will be reflected in next year’s proxy statement.

Eagle Bancorp, Inc.	34	2024 Proxy Statement

Results of 2021 PRSUs
PRSUs were awarded to several of our NEOs on February 16, 2021 (the "2021 PRSUs") in respect of 2020 service. The vesting of the 2021 PRSUs was based on two relative performance metrics of equal weighting, as measured during the period beginning January 1, 2020 and ending December 31, 2023: (a) relative return on average assets ("return on average assets") and (b) relative total shareholder return ("Relative TSR"). For the first metric, return on average assets, the Company's actual return was in the 59th percentile, which resulted in a payout for that metric at 94.4% of target. For the second metric, Relative TSR, the Company's performance during the measurement period was in the 42nd percentile, below the threshold, and therefore earned no payout on the metric. As a result, the total payout associated with the 2021 PRSUs was 47.2% of Target.

Measures	Weight	Performance Range			Actual Results
		Threshold	Target	Stretch/ Maximum
Return on Average Assets	50%	Median of KRX	62.5 Percentile of KRX	75 Percentile of KRX	59th Percentile
Total Shareholder Return	50%	Median of KRX	62.5 Percentile of KRX	75 Percentile of KRX	42nd Percentile
Payout Range (% of Target)	100%	50%	100%	150%	47.2%

The PRSUs granted February 16, 2021 vested and shares were paid out on February 12, 2024 at a fair market value of $24.26 per share as follows:(1)

Name	Performance Measure	Shares Awarded at Target	Award Level Payout	Award Level % Payout	Share Payout	Total Award Payout vs. Target (%)
Susan G. Riel	Return on Average Assets	10,511	Threshold to Target	94.4%	9,922	47.2%
	Total Shareholder Return	10,510	Below Threshold	—%	0
Charles D. Levingston	Return on Average Assets	1,975	Threshold to Target	94.4%	1,864	47.2%
	Total Shareholder Return	1,974	Below Threshold	—%	0
Antonio F. Marquez (2)	Return on Average Assets	0	n/a	0	0	—%
	Total Shareholder Return	0	n/a	—%	0
Lindsey S. Rheaume	Return on Average Assets	2,216	Threshold to Target	94.4%	2,092	47.2%
	Total Shareholder Return	2,215	Below Threshold	—%	0
Janice L. Williams	Return on Average Assets	3,485	Threshold to Target	94.4%	3,290	47.2%
	Total Shareholder Return	3,485	Below Threshold	—%	0
(1)Messrs. Newell and Riel were not granted PRSUs that had a performance period ending December 31, 2023.
(2)Mr. Marquez's performance shares were forfeited when he departed the Company on July 31, 2023.
Treatment of LTIP Awards Under Termination Events
The Long-Term Incentive Plan details treatment of performance-vested restricted stock units ("PRSUs") and time vested equity under various employment termination events. For PRSU awards, if the grantee's employment with the Company is terminated due to death or disability (as defined in the Plan), before the last day of the applicable performance period, then the target number of PRSUs covered by the PRSU award will immediately vest If the

Eagle Bancorp, Inc.	35	2024 Proxy Statement

grantee's employment is terminated due to retirement (as defined in the Plan), before the last day of the applicable performance period, then the grantee shall remain eligible to vest in the Restricted Share Units at the end of the Performance Period based upon actual performance results .
Time vested equity awards provide that if the grantee's employment with the Company is terminated due to death or disability (as defined in the Plan), in each case before the last day of the vesting period, then the unvested time equity awards will vest immediately.
Upon a change in control (as defined in the Plan), time vested equity awards will vest and PRSUs' vesting will be based on the greater of "target" or actual performance measured through the Change in Control.
Other Factors Affecting Executive Compensation
Supplemental Executive Retirement Plan ("SERP")
The Company also provides certain of its executive officers, with a supplemental retirement benefit, in order to provide a retention incentive through multi-year vesting. The SERP provides for a lifetime retirement benefit utilizing annuities as a funding source. The primary impetus for utilizing annuities is a substantial savings in compensation expense for the Bank as opposed to a traditional SERP. The target retirement age for the benefit is 67, with reduced benefits prior to age 67. Please refer to the discussion accompanying the Summary Compensation Table and Pension Benefits for additional information regarding the SERP.
The Bank has adopted SERPs for certain named executive officers with the exception of Messrs. Pozez, Newell, and Riel.
Executive Perquisites
We do not provide significant perquisites or other personal benefits to our executive officers. Our executive officers participate in our health and welfare benefit programs on the same basis as all of our employees. In 2023, we provided limited perquisites in line with market practice, including a housing and automobile benefit for our Chief Executive Officer.
401(k) Plan
Our 401(k) plan allows all officers and employees of the Company working 1,000 hours or more in a calendar year to defer a portion of their compensation, and provides a match of up to 4% of their base salaries, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, all employees receive the same percentage match. For 2023, the employee match was 4%.
Health and Welfare Benefits
We provide health benefits to our executive officers, including the named executive officers, on the same basis as all of our full-time employees. These benefits include medical and dental benefits, short term and long term disability insurance, and basic life insurance coverage. The Company offers additional life insurance coverage to its executive officers and also provides long term care insurance coverage to eligible directors and executive officers. We design our employee benefits programs to provide choice and to be affordable and competitive in relation to the market, and to be compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
The Compensation Committee believes our current executive compensation policies and practices are effective in advancing our long term strategic plan, reasonable in relation to our compensation peer group and responsible in encouraging the named executive officers to work for meaningful shareholder returns without taking unnecessary or excessive risks.

Eagle Bancorp, Inc.	36	2024 Proxy Statement

Employment and Non-Compete Arrangements
Each of our named executive officers has an employment or compensation agreement (the "agreements"), which provides for regular severance benefits in the event of an involuntary termination of the executive’s employment without cause (or, where applicable, for good reason) and “double-trigger” severance benefits upon a qualifying termination in connection with a change in control of the Company. Each named executive officer is also party to a non-compete agreement, which provides for payments following termination without cause or in connection with a change in control, which payments are contingent on compliance with the non-competition, non-solicitation and non-interference provisions of the agreement following such termination. None of these agreements provide tax gross-ups. The Committee believes that the agreements provide continuity of executive management and employment security, which is conducive to maximum employee effort and valuable protections for the Company and its executive officers. The agreements also allow the executives to remain focused on the Company's interests and, where applicable, serves as consideration for the restrictive covenants in their agreements.
On December 18, 2023, the Company, the Bank and Susan G. Riel entered into an amended and restated employment agreement (the “Amended Employment Agreement”) and an amended and restated non-compete agreement (the “Amended Non-Compete”), which superseded and replaced her prior employment and non-compete agreements. The Amended Employment Agreement eliminates the guaranteed retirement benefit included in Ms. Riel's prior employment agreement, and instead provides that in the event that Ms. Riel's employment is terminated by the Bank without cause (as defined in the agreement) or Ms. Riel resigns for good reason (as defined in the agreement), Ms. Riel would be entitled to a cash severance payment under the Amended Non-Compete.
On December 18, 2023, the Company, the Bank and Norman R. Pozez entered into an Amended and Restated Chairman Compensation Agreement (the “Amended Chairman Agreement”) and an amended and restated non-compete agreement (the “Amended Chairman Non-Compete”), which superseded and replaced his prior chairman compensation and non-compete agreements. The Amended Chairman Agreement eliminates the automatic annual 5% increases to the annual retainer included in his prior agreement.
In connection with his appointment to the position of Chief Financial Officer of the Company, Mr. Newell entered into an employment agreement with the Bank and the Company, effective September 25, 2023.
In connection with his transition in duties, Mr. Levingston's employment agreement with the Bank was amended, effective September 25, 2023.
In connection with his appointment to the position of Executive Vice President of the Company, Mr. Riel entered into an employment agreement with the Bank and the Company, effective August 9, 2023.
On Monday, July 31, 2023, Eagle Bancorp, Inc. (the "Company") notified Antonio F. Marquez, Senior Executive Vice President and President of Commercial Banking, that his employment would terminate without cause, effective July 31, 2023, due to a position elimination which resulted in the payment of severance under existing contractual terms. The Compensation Committee also determined that the benefits to which Mr. Marquez would be entitled under his supplemental executive retirement plan agreement would not be subject to reduction despite his cessation of service prior to age 67. These payments and benefits were generally conditioned upon Mr. Marquez signing a release of claims and complying with his pre-existing restrictive covenants.
On February 27, 2024, Lindsey Rheaume, currently Executive Vice President & Chief Lending Officer – Commercial and Industrial, announced his retirement from the Company and the Bank effective July 15, 2024, and entered into a Transition Agreement with General Release of Claims (the “Transition Agreement”) with the Company and the Bank as of the same date. The Transition Agreement, which memorializes a negotiated severance arrangement, provides for Mr. Rheaume’s continued employment with the Company in his current capacity until July 15, 2024 (the “Termination Date”). In exchange for Mr. Rheaume's continued services through the Termination Date, the Company will treat Mr. Rheaume as eligible for Normal Retirement Benefits for purposes of his Supplemental Executive Retirement Plan and reimburse Mr. Rheaume for his COBRA payments for 12 months following the Termination Date. In addition, the Transition Agreement provides that, in connection with his retirement, Mr. Rheaume will forfeit his outstanding performance-based restricted stock awards and continue to vest in his time-based retirement stock awards.
Agreement terms, which comprise employment agreements and non-compete agreements, at the date of the agreement for our named executive officers are summarized as follows. Additional detail on potential termination and change in control payments under the agreements is provided under “Potential Payments Upon Termination or

Eagle Bancorp, Inc.	37	2024 Proxy Statement

Change in Control.”

Ms. Riel
Term
An initial three-year term that is automatically extended for successive additional one-year terms unless either party gives notice of non-renewal at least 30 days before the end of the then-current term

Base Salary	$907,360
Annual Bonus
Under her employment agreement, Ms. Riel is entitled to certain incentive bonus payments as determined by the Board approved incentive plans, which are subject to her achievement of performance criteria established by the Compensation Committee.

Long-term Incentive Award	Under her employment agreement, Ms. Riel is entitled to receive an annual equity award from the 2021 Equity Incentive Plans (or any successor plan) from time to time at the discretion of the Compensation Committee.
Non-Change in Control Severance
In the event the Bank terminates Ms. Riel's employment without cause or Ms. Riel terminates her employment with the Bank for good reason, the Bank will pay Ms. Riel the sum of (i) her salary at the rate in effect as of the termination date, plus (ii) the greater of (a) average cash bonuses earned in the prior three calendar years, or (b) the cash incentive that would be paid or payable to Ms. Riel at the target level for the Bank's fiscal year in which her termination date occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined) assuming Ms. Riel and the Bank were to satisfy all applicable performance-related conditions, payable in equal monthly installments for one year following the date on which the general release of claims is executed.

Change in Control
In addition to the non-Change in Control Severance summarized above, Ms, Riel would be entitled to receive lump sum payment equal to 1.99 times the sum of (i) her annual salary at the highest rate in effect during the 12 month period immediately preceding her termination date plus (ii) the greater of (average cash bonuses earning in the prior three calendar years or (b) the cash incentive that would be paid to her at the target level for the Bank's fiscal year in which her termination date occurs assuming she and the Bank were to satisfy all applicable performance conditions and 36 times the monthly premium of her healthcare coverage in the event her employment is terminated by the Company without cause within 120 days prior to and in conjunction with or 12 months following a change in control or she terminates her employment for good reason within 12 months following a change in control.

Non-Competition Period	During employment and for 12 months following termination of employment.
Non-Solicitation Period	During employment and for 12 months following termination of employment.

Mr. Pozez
Term
An initial one-year term that is automatically extended for successive additional one-year terms unless either party gives notice of non-renewal at least 30 days before the end of the then-current term

Annual Retainer	$1,320,000
Annual Bonus	Under his Amended Chairman Agreement, Mr. Pozez is not eligible for incentive bonus payments.
Long-term Incentive Award	Under his Amended Chairman Agreement, Mr. Pozez is entitled to receive equity awards as determined by the Compensation Committee in its sole discretion.

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Mr. Pozez
Non-Change in Control Severance
For the 12-month period following his delivery of a release, Mr. Pozez would be entitled to receive monthly in arrears an amount equal to one-twelfth (1/12) of the sum of (i) his then-current annual retainer and (ii) $1,148,653 in the event his service is terminated by the Company without cause, if he is not re-elected to the Board, or he terminates his service for good reason.

Change in Control
In addition to the non-Change in Control Severance summarized above, Mr. Pozez would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) his then-current annual retainer and (ii) $1,148,653 within 12 months following a change in control in the event his service is terminated by the Company without cause, if he is not re-elected to the Board, or he terminates his service for good reason.

Non-Competition Period	During service as a Director and for 12 months following termination of service.
Non-Solicitation Period	During service as a Director and for 12 months following termination of service.

Mr. Newell
Term	No initial or renewal terms are defined. Mr. Newell can terminate employment at any time, such termination to be effective on the 90th day after he gives such notice to the Bank.
Base Salary	$475,000
Annual Bonus
Under his employment agreement, Mr. Newell is entitled to certain incentive bonus payments as determined by the Board approved incentive plans, which are subject to his achievement of performance criteria established by the Compensation Committee.

Long-term Incentive Award	Under his employment agreement, Mr. Newell is entitled to receive equity awards as determined by the Compensation Committee in its sole discretion.
Non-Change in Control Severance
In the event the Bank terminates Mr Newell's employment without cause, the Bank will pay him the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding his termination date plus (ii) cash bonuses paid to him during the 12 months preceding the termination date payable in equal monthly installments for one year following the date on which the general release of claims is executed.

Change in Control
In addition to the non-Change in Control Severance summarized above, Mr. Newell would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding his termination date plus (ii) cash bonuses paid to him during the 12 months preceding the termination date and 36 times the monthly premium of his healthcare coverage in the event his employment is terminated by the Company without cause within 120 days prior to and in conjunction with or 12 months following a change in control or he terminates his employment for good reason within 12 months following a change in control.

Non-Competition Period	During employment and for 12 months following termination of employment.
Non-Solicitation Period	During employment and for 12 months following termination of employment.

Mr. Levingston
Term	No initial or renewal terms are defined. Mr. Levingston can terminate employment at any time, such termination to be effective on the 90th day after he gives such notice to the Bank.
Base Salary	$380,000

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Mr. Levingston
Annual Bonus
Under his employment agreement, Mr. Levingston is entitled to certain incentive bonus payments as determined by the Board approved incentive plans, which are subject to his achievement of performance criteria established by the Compensation Committee.

Long-term Incentive Award	Under his employment agreement, Mr. Levingston is entitled to receive equity awards as determined by the Compensation Committee in its sole discretion.
Non-Change in Control Severance
In the event the Bank terminates Mr Levingston's employment without cause, the Bank will pay him the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding his termination date plus (ii) cash bonuses paid to him during the 12 months preceding the termination date payable in equal monthly installments for one year following the date on which the general release of claims is executed.

Change in Control
In addition to the non-Change in Control Severance summarized above, Mr. Levingston would be entitled to receive a lump sum payment equal to 0.99 times the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding his termination date plus (ii) cash bonuses paid to him during the 12 months preceding the termination date and 36 times the monthly premium of his healthcare coverage in the event his employment is terminated by the Company without cause within 120 days prior to and in conjunction with or 12 months following a change in control or he terminates his employment for good reason within 12 months following a change in control.

Non-Competition Period	During employment and for 12 months following termination of employment.
Non-Solicitation Period	During employment and for 12 months following termination of employment.

Mr. Riel
Term	No initial or renewal terms are defined. Mr. Riel can terminate employment at any time, such termination to be effective on the 90th day after he gives such notice to the Bank.
Base Salary	$406,725
Annual Bonus
Under his employment agreement, Mr. Riel is entitled to certain incentive bonus payments as determined by the Board approved incentive plans, which are subject to his achievement of performance criteria established by the Compensation Committee.

Long-term Incentive Award	Under his employment agreement, Mr. Riel is entitled to receive equity awards as determined by the Compensation Committee in its sole discretion.
Non-Change in Control Severance
In the event the Bank terminates Mr Riel's employment without cause, the Bank will pay him the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding his termination date plus (ii) cash bonuses paid to him during the 12 months preceding the termination date payable in equal monthly installments for one year following the date on which the general release of claims is executed.

Change in Control
In addition to the non-Change in Control Severance summarized above, Mr. Riel would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding his termination date plus (ii) cash bonuses paid to him during the 12 months preceding the termination date and 36 times the monthly premium of his healthcare coverage in the event his employment is terminated by the Company without cause within 120 days prior to and in conjunction with or 12 months following a change in control or he terminates his employment for good reason within 12 months following a change in control.

Non-Competition Period	During employment and for 12 months following termination of employment.
Non-Solicitation Period	During employment and for 12 months following termination of employment.

Eagle Bancorp, Inc.	40	2024 Proxy Statement

Mr. Rheaume (1)
Term	No initial or renewal terms are defined. Mr. Rheaume can terminate employment at any time, such termination to be effective on the 90th day after he gives such notice to the Bank.
Base Salary	$409,375
Annual Bonus
Under his employment agreement, Mr. Rheaume is entitled to certain incentive bonus payments as determined by the Board approved incentive plans, which are subject to his achievement of performance criteria established by the Compensation Committee.

Long-term Incentive Award
Under his employment agreement, Mr. Rheaume is entitled to receive an annual equity award from the 2016 Equity Incentive Plans (or any successor plan) from time to time at the discretion of the Compensation Committee.

Non-Change in Control Severance
In the event the Bank terminates Mr Rheaume's employment without cause, the Bank will pay him the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding his termination date plus (ii) cash bonuses paid to him during the 12 months preceding the termination date payable in equal monthly installments for one year following the date on which the general release of claims is executed.

Change in Control
In addition to the non-Change in Control Severance summarized above, Mr. Rheaume would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding his termination date plus (ii) cash bonuses paid to his during the 12 months preceding the termination date in the event his employment is terminated by the Company without cause within 120 days prior to and in conjunction with or 12 months following a change in control or he terminates his employment for good reason within 12 months following a change in control. Following a change in control, Mr. Rheaume would be able to participate in the health and life insurance plans generally available to employees of the Bank for three years.

Non-Competition Period	During employment and for 12 months following termination of employment.
Non-Solicitation Period	During employment and for 12 months following termination of employment.
(1)On February 27, 2024, Mr. Rheaume announced his retirement from the Company and the Bank effective July 15, 2024, and entered into the Transition Agreement. For more information, refer to page 37 of this section.

Ms. Williams
Term	No initial or renewal terms are defined. Ms. Williams can terminate employment at any time, such termination to be effective on the 90th day after she gives such notice to the Bank.
Base Salary	$466,098
Annual Bonus
Under her employment agreement, Ms. Williams is entitled to certain incentive bonus payments as determined by the Board approved incentive plans, which are subject to her achievement of performance criteria established by the Compensation Committee.

Long-term Incentive Award
Under her employment agreement, Ms. Williams is entitled to receive an annual equity award from the 2016 Equity Incentive Plans (or any successor plan) from time to time at the discretion of the Compensation Committee.

Non-Change in Control Severance
In the event the Bank terminates Ms. William's employment without cause, the Bank will pay her the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding his termination date plus (ii) cash bonuses paid to her during the 12 months preceding the termination date payable in equal monthly installments for one year following the date on which the general release of claims is executed.

Eagle Bancorp, Inc.	41	2024 Proxy Statement

Ms. Williams
Change in Control
In addition to the non-Change in Control Severance summarized above, Ms. Williams would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding her termination date plus (ii) cash bonuses paid to her during the 12 months preceding the termination date in the event her employment is terminated by the Company without cause within 120 days prior to and in conjunction with or 12 months following a change in control or she terminates her employment for good reason within 12 months following a change in control. Following a change in control, Ms. Williams would be able to participate in the health and life insurance plans generally available to employees of the Bank for three years.

Non-Competition Period	During employment and for 12 months following termination of employment.
Non-Solicitation Period	During employment and for 12 months following termination of employment.

Executive Compensation Process
The Role of the Compensation Committee
The Compensation Committee, among its other responsibilities, establishes the overall compensation philosophy and reviews and approves the executive compensation program, including the specific compensation of our executive officers, including the named executive officers. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers.
The Compensation Committee considers information from its compensation consultant and legal counsel, as well as our Human Resources department, to formulate recommendations with respect to specific compensation actions. The Compensation Committee makes all final decisions regarding compensation, including base salary levels, target bonus opportunities, actual bonus payments and equity awards for employees with a title of Executive Vice President and above. The Compensation Committee meets on a regularly scheduled basis and at other times, as needed.
The Compensation Committee regularly conducts a review of the executive compensation program to assess whether our compensation elements, actions and decisions (i) are aligned with our vision, mission, values, corporate goals and compensation philosophy, (ii) provide appropriate short term and long term incentives for our executive officers and (iii) are competitive with the compensation of the executives in comparable positions at the companies with which we compete for executive talent.
As part of this process, the Compensation Committee takes into consideration the CEO’s recommendations for NEOs other than the CEO and the Executive Chairman. A market analysis is prepared by its independent compensation consultant. In the course of its deliberations, the Compensation Committee also considers competitive positioning, internal equity, and corporate and individual achievements against one or more short term and long term performance objectives. The Compensation Committee considers all of this information in light of their individual experience, knowledge of the Company, knowledge of the peer companies, knowledge of each named executive officer and business judgment in making decisions regarding executive compensation and the executive compensation program.
As part of this process, the Compensation Committee also evaluates the performance of the CEO each year and makes all decisions regarding the CEO’s base salary, bonus payments and equity awards. The CEO is not present during any of the deliberations regarding the CEO’s own compensation.
The Role of Our Compensation Advisor
The Compensation Committee has engaged the services of Aon as its independent advisor on matters of executive and board compensation (the “Engagement”). Compensation Advisors reports directly to the Committee and provides no other remunerated services to the Company or any of its affiliates. The Company has affirmatively determined that no conflicts of interest exist between the Company and Compensation Advisors or any individuals working on the Company’s account on Compensation Advisors’ behalf. In reaching such determination, the Company considered the

Eagle Bancorp, Inc.	42	2024 Proxy Statement

following enumerated factors, all of which were attested to or affirmed by Compensation Advisors:
•During 2023, Compensation Advisors provided no services to and received no fees from the Company other than in connection with the Engagement;
•Compensation Advisors has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;
•There are no business or personal relationships between Compensation Advisors and any member of the Compensation Committee other than in respect of (i) the Engagement, or (ii) work performed by Compensation Advisors for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;
•No employee of Compensation Advisors owns any stock of the Company; and
•There are no business or personal relationships between Compensation Advisors and any executive officer of the Company other than in respect of the Engagement.
The Role of Management
Input from the CEO is considered by the Compensation Committee regarding the criteria to be used to determine base salary, bonuses and other benefits for named executive officers other than the CEO. Although input from the CEO is considered by the Compensation Committee, the Compensation Committee exercises final authority on compensation matters for all named executive officers.

Competitive Positioning & Proxy Peers
In making compensation decisions, the Compensation Committee considers the profitability and relative performance of the Company, as well as the intangible value and performance of the Company’s management team. In this review, the Compensation Committee seeks to evaluate executive pay in a manner that ensures future compensation arrangements for the selected executive officers are compliant with regulatory practices, competitive in the marketplace and reflective of the Company’s performance and culture. In this process, the Compensation Committee, with the assistance of the compensation advisor, selects a custom peer group of publicly-traded banks and bank holding companies, and may review other survey data, to help in the review and establishment of executive compensation arrangements.
The 2023 peer group contains 18 public banks with assets from $7.8 billion to $29.9 billion, and an average size of $14.9 billion as of December 31, 2023. Our proxy peer group was selected based on several factors, including asset size, market capitalization, loan mix and portfolio content, geographic location and market size in which they operate. We considered market size to be an important factor as banks serving larger metropolitan markets often have a similar focus on commercial real estate loans and commercial & industrial loans. There were no changes to the peer group from the prior year.

Institutions
Atlantic Union Bankshares Corporation	Independent Bank Group, Inc.
Berkshire Hills Bancorp, Inc.	Lakeland Bancorp, Inc.
Brookline Bancorp, Inc.	OceanFirst Financial Corp.
ConnectOne Bancorp, Inc.	Provident Financial Services, Inc.
CVB Financial Corp.	Sandy Spring Bancorp, Inc.
Dime Community Bancshares, Inc.	Tompkins Financial Corporation
First Busey Corporation	United Bankshares, Inc.
Flushing Financial Corporation	Veritex Holdings, Inc.
Independent Bank Corp.	WSFS Financial Corporation

Eagle Bancorp, Inc.	43	2024 Proxy Statement

Other Compensation Policies
Clawback Policy
The Board of Directors has adopted a policy relating to the recovery of incentive compensation paid to executive officers in the event of certain restatements of our financial statements. This policy generally provides for the recoupment of erroneously awarded incentive-based compensation received by current and former executive officers (as defined in Rule 10D-1 of the Exchange Act), including our NEOs, during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement. The policy is consistent with the SEC's adoption of new rules to implement Section 954 of the Dodd-Frank Act and corresponding Nasdaq listing standards.
Stock Ownership Guidelines
The Company has adopted a policy requiring that our executive officers and directors own, directly or indirectly, shares of our common stock having a value as follows:
•CEO: 3 times base salary
•Executive Chair: 3 times annual retainer
•Directors: 3 times annual retainers
•Executive Officers: 2 times base salary
The persons subject to this requirement have five years after commencing service to attain the requisite ownership levels. During this five-year period and thereafter, except in the cases of financial hardship, no executive officer or director may sell or otherwise dispose of Company common stock unless they are in compliance with their minimum holding requirement and such sale or disposal would not bring them out of compliance. Moreover, to the extent base salary or director compensation increase in any given year, the minimum holding requirement is incrementally increased, with directors and officers having five years to be in compliance with the new minimum holding requirement resulting from any such increase. Shares associated with our time-vested restricted stock awards (whether or not vested) count towards the holding requirement, but shares underlying unvested PRSUs do not count.
All executive officers and directors required to be in compliance with the ownership guidelines were in compliance as of December 31, 2023.
Risk Assessment of Incentive Compensation Programs
We regularly undertake a systematic risk analysis of each of our incentive compensation plans that is led by our risk management department and involves participants from our human resources department. We review the plan design and governance of each plan (including plan participants, performance measures, how performance is determined, and how well the plan is aligned with company goals and objectives) to determine whether the plan creates any undesired or unintentional risk of a material nature, taking into account the mitigation factors that exist for each plan. During 2023, the Compensation Committee reviewed and discussed risk assessments and reports prepared by our risk officers and determined that our incentive compensation plans are not reasonably likely to encourage unnecessary or excessive risk or have a material adverse impact on the company
Compensation Committee Report
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management we have recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2023.

Members of the Compensation Committee
A. Leslie Ludwig, Chair
James A. Soltesz	Benjamin M. Soto

Eagle Bancorp, Inc.	44	2024 Proxy Statement

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables
The following tables sets forth a comprehensive overview of the compensation for the named executive officers. The Summary Compensation Table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers during 2023 under the Company’s 2021 Employee Stock Purchase Plan.
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensat-ion(2)	Change in Pension Value and Non-Qualified Deferred Compensat-ion Earnings(3)	All Other Compensation(4)	Total
Susan G. Riel, President & CEO of Company and Bank	2023	$907,360	—	$2,194,859	—	—	$89,418	$3,191,637
	2022	$856,000	—	$1,902,462	$1,564,466	$7,039	$88,314	$4,418,281
	2021	$800,000	$100,000	$1,903,141	$2,600,000	$219	$87,674	$5,491,034
Eric R. Newell, EVP; CFO of Company	2023	$119,227	$100,000	$299,989	—	—	$2,466	$521,682
	2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Charles D. Levingston, EVP; CFO of Bank (former CFO of Company)	2023	$423,980	—	$240,507	—	$31,980	$24,258	$720,725
	2022	$430,039	—	$317,646	$480,276	$158,503	$21,799	$1,408,263
	2021	$417,514	—	$357,527	$626,271	$123,394	$22,658	$1,547,364
Antonio F. Marquez, Former SEVP; President of Commercial Banking	2023	$327,680	—	$642,655	—	$155,226	$539,136	$1,664,697
	2022	$530,227	—	$630,405	$667,368	$65,464	$30,828	$1,924,292
	2021	$509,834	—	$630,667	$892,210	$60,700	$30,228	$2,123,639
Norman R. Pozez, Executive Chairman of Company and Bank	2023	—	—	—	—	—	$1,322,858	$1,322,858
	2022	—	1,320,000	—	—	—	$1,202,858	$2,522,858
	2021	—	1,200,000	—	—	—	$1,094,858	$2,294,858
Ryan A. Riel, EVP, Chief Real Estate Lending Officer of Bank	2023	$406,725	—	$513,850	—	—	$26,006	$946,581
	2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Eagle Bancorp, Inc.	45	2024 Proxy Statement

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensat-ion(2)	Change in Pension Value and Non-Qualified Deferred Compensat-ion Earnings(3)	All Other Compensation(4)	Total
Lindsey S. Rheaume, EVP, Chief Lending Officer-C&I of Bank	2023	$447,335	—	$404,943	—	$87,460	$31,821	$971,559
	2022	$434,306	—	$401,045	$485,041	$80,060	$30,821	$1,431,273
	2021	$421,656	—	$401,165	$632,484	$73,167	$30,221	$1,558,693
Janice L. Williams, SEVP-CCO of Bank	2023	$551,772	—	$643,098	—	$115,673	$24,821	$1,335,364
	2022	$530,550	—	$630,860	$667,775	$127,637	$23,821	$1,980,643
	2021	$510,144	$100,000	$631,029	$892,752	$118,346	$23,221	$2,275,492
(1)The per-share grant date fair value for PRSUs granted in 2023 with respect to 2022 performance with non-market-based performance conditions was equal to the closing price of the common stock on the date the shares were granted, or $46.83. The per-share grant date fair value for PRSUs granted in 2023 with market-based performance conditions is estimated based on the use of a Monte Carlo valuation methodology, which resulted in a per-share grant date fair value of $34.17. The grant date fair value for PRSUs granted is based on the probable outcomes of the performance conditions as determined in accordance with FASB ASC Topic 718. The grant date fair value of the PRSUs granted in 2023, assuming the highest level of performance conditions is met, would have been $1,526,820 for Ms. Riel, $167,306 for Mr. Levingston, $447,050 for Mr. Marquez, $281,688 for Mr. Rheaume, $447,363 for Ms. Williams and $357,453 for Mr. Riel.
For time-vested restricted stock, fair value is based on the Company’s closing price on the date of grant. The grant date fair value for time-vested restricted stock is determined in accordance with FASB ASC Topic 718. For more information about the Company's stock awards and the assumptions used to calculate their fair value, see Note 16 – Stock-Based Compensation in the Notes to Consolidated Financial Statements included in Item 8. Financial Statements and Supplementary Data of our Annual Report on Form 10-K for the year ended December 31, 2023.
(2)Reflects amounts awarded under the Company’s Senior Executive Incentive Plan. Amounts shown are based on performance in the year indicated and are paid in the following year. No cash awards were earned in 2023, as the Senior Executive Incentive Plan funding requirement was not met.
(3)Represents the value of the increase in the named executive officer’s accumulated benefit under such officer's SERP, assuming normal retirement at age 67 and discount rates of 5.0% for all applicable NEOs. Amounts reflected in this column are not currently payable to the named executive officers and are not considered for purposes of determining the identities of the named executive officers. Please refer to the discussion under the caption “SERPs” below, and to the Pension Benefits table below for additional information about the SERPs.
(4)For NEOs other than Mr. Pozez, other compensation reflects the following items: car allowance, insurance premiums, housing, and 401(k) matching as described in the following table. For Mr. Marquez, also includes contractual severance benefits paid in connection with his termination of employment. For Mr. Pozez, other compensation reflects (i) cash fees paid for service as Executive Chairman in accordance with the Chairman Compensation Agreement and (ii) premiums on long term care insurance provided to non-employee directors as described in the following table.

Eagle Bancorp, Inc.	46	2024 Proxy Statement

Breakout of Other Compensation

Name	Year	Car Allowance	Insurance Premiums	Housing	Fees Earned or Paid in Cash	401(k) Matching Contributions	Non Compete Agreement Payments	Total All Other Compensation
Susan G. Riel	2023	$18,000	$8,267	$49,951	—	$13,200	—	$89,418
	2022	$18,000	$8,267	$49,847	—	$12,200	—	$88,314
	2021	$18,000	$8,267	$49,807	—	$11,600	—	$87,674
Eric R. Newell	2023	$2,077	$389	—	—	$—	—	$2,466
	2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Charles D. Levingston	2023	$9,000	$2,058	—	—	$13,200	—	24,258
	2022	$9,000	$2,058	—	—	$10,741	—	21,799
	2021	$9,000	$2,058	—	—	$11,600	—	22,658
Antonio F. Marquez	2023	$8,000	$4,625	—	—	$13,107	$513,404	$539,136
	2022	$13,000	$5,628	—	—	$12,200	—	30,828
	2021	$13,000	$5,628	—	—	$11,600	—	30,228
Norman R. Pozez	2023	—	$2,858	—	$1,320,000	—	—	$1,322,858
	2022	—	$2,858	—	$1,200,000	—	—	$1,202,858
	2021	—	$2,858	—	$1,092,000	—	—	$1,094,858
Ryan A. Riel	2023	$12,000	$806	—	—	$13,200	—	$26,006
	2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Lindsey Rheaume	2023	$12,000	$6,621	—	—	$13,200	—	$31,821
	2022	$12,000	$6,621	—	—	$12,200	—	$30,821
	2021	$12,000	$6,621	—	—	$11,600	—	$30,221
Janice L. Williams	2023	$9,000	$2,621	—	—	$13,200	—	$24,821
	2022	$9,000	$2,621	—	—	$12,200	—	$23,821
	2021	$9,000	$2,621	—	—	$11,600	—	$23,221
Supplemental Executive Retirement Plan (SERP)
The Bank adopted SERPs for certain named executive officers.
Under the SERP, upon an executive’s retirement, the Bank will pay a stated monthly payment for the executive’s lifetime. The retirement benefit is tied to a percentage of the executive’s projected average base salary over the five years preceding retirement, assuming retirement at age 67 and a discount rate of 5.00% for all NEOs. The SERP provides that (a) the benefits vest ratably over six years of service to the Bank, with the executive receiving credit for years of service prior to entering into the SERP, (b) death, disability and change- in-control will be deemed to be retirement resulting in immediate vesting, and (c) the monthly amount will be reduced if retirement occurs earlier than age 67 for any reason other than death, disability or change-in-control. The SERP further provides for a death benefit in the event the executive has not received at least 180 monthly installments of supplemental retirement benefits; the death benefit will be based upon an election by the executive for either a lump sum payment or continued monthly installment payments, such that the executive and the executive’s beneficiary have received payment(s) sufficient to equate to a cumulative 180 monthly installments. The benefits to the named executive officers as of December 31, 2023 are as set forth in the following table.

Eagle Bancorp, Inc.	47	2024 Proxy Statement

Name	Company Title	Percentage of Projected Salary
Susan G. Riel	President and Chief Executive Officer	35%
Eric R. Newell	Executive Vice President and CFO of Bancorp	N/A
Charles D. Levingston	Executive Vice President and CFO of Bank	30%
Ryan A. Riel	Executive Vice President	N/A
Lindsey S. Rheaume	Executive Vice President	20%
Janice L. Williams	Senior Executive Vice President	30%

The SERP Agreements are unfunded arrangements maintained primarily to provide supplemental retirement benefits and comply with Section 409A of the Internal Revenue Code (the “Code”). The Bank has elected to finance the retirement benefits by purchasing annuities that have been designed to provide a future source of funds for the lifetime retirement benefits of the SERP Agreements. The primary impetus for utilizing annuities is a substantial savings in compensation expense for the Bank as opposed to a traditional SERP. For additional information regarding the SERP, please refer to the table under the caption “Pension Plan.”

Potential Payments Upon Termination or Change in Control
The estimated amounts to which each of the current named executive officers, other than Mr. Pozez, would be entitled if he/she were terminated other than for cause by the Company other than in connection with a change in control as of December 31, 2023 is set forth in column 2 of the table below. Such amounts represent full payment of amounts due under the non-compete agreements, as well as the cost of health care continuation for one year.
In the event Mr. Pozez is not reelected or appointed to the Board of Directors, he is removed as a director or as Chairman, or he is not reappointed as Chairman following a change in control as of December 31, 2023, Mr. Pozez would receive the cash severance amounts set forth in column 3 below under the Chairman Compensation Agreement and his non-compete agreement.
The estimated amounts to which each of the current named executive officers other than Mr. Pozez would be entitled to receive upon a termination without cause by the Company or a resignation by the NEO due to adverse changes in employment circumstances in connection with a change in control (a "CIC Termination") as of December 31, 2023, are (a) the cash severance payments under the employment agreements and the amount payable under the non-compete agreements, which are collectively set forth in column 3 of the table below, (b) the value of the accelerated equity awards set forth in column 4 of the table below, and (c) the value of the accelerated vesting of benefits under the SERP in column 5. The sum of these three amounts is set forth in column 6. For equity awards outstanding under the Company’s 2016 Stock Plan, a CIC Termination is also deemed to include a voluntary resignation from the named executive officer’s position within 30 days of the first anniversary of a change in control.
Upon a CIC Termination, PRSUs outstanding under the 2016 Stock Plan would vest at the target level of performance. PRSUs outstanding under the 2021 Equity Incentive Plan (the "2021 Stock Plan") would vest at the greater of target or actual performance (determined as of the change in control). We have assumed for the purposes of valuing accelerated vesting of PRSUs in column 4 of the table below, that outstanding PRSUs upon a CIC Termination will be paid out at the target level. For PRSU awards outstanding under the 2021 Stock Plan, the same treatment would apply to the extent the awards are not assumed, converted or replaced by the surviving company in a change in control, even if the named executive officer’s employment is not terminated.
Upon death or disability, the current named executive officers would be entitled to receive accelerated vesting of their outstanding equity awards, (with PRSUs vesting at the target level), the estimated value of which is reflected in column 4 below.

Eagle Bancorp, Inc.	48	2024 Proxy Statement

Upon a qualifying retirement, the current named executive officers would be entitled to receive accelerated vesting of their PRSUs as follows: (i) PRSUs outstanding under the 2016 Plan would vest at the target level, and (ii) PRSUs outstanding under the 2021 Plan would remain open and vest at the end of the performance period, based on actual performance. The estimated value of accelerated vesting of outstanding PRSUs is included in column 4 below (assuming, for purposes of the calculation, that PRSUs will vest at the target level).
The named executive officers are subject to a modified cutback, so that if such officers would receive “excess parachute payments” within the meaning of Section 280G of the Code upon a change in control, they will only receive whichever of the following two options will yield a greater after-tax benefit: (i) accepting all of the intended payments and paying the excise tax personally, or (ii) waiving the payments over the excise tax threshold such that no excise tax is payable.

1	2	3	4	5	6
Name	Payment Following Termination Without Cause(A)	Amounts Payable Upon a Change in Control
		Cash Payment Upon Termination in Connection with a Change in Control(B)	Value of Equity Awards Accelerated Upon a Change in Control(C)	Value of SERP Vesting Acceleration	Total Amount Payable Upon a Change of Control (Sum of Columns 3, 4, & 5)(D)
Susan G. Riel	$2,492,192	$7,451,653	$3,199,783	$—	$10,651,436
Eric R. Newell	$486,017	$1,453,191	$416,475	$—	$1,869,666
Charles D. Levingston	$930,420	$1,877,700	$465,000	$301,794	$2,644,494
Norman R. Pozez	$2,468,653	$7,381,272	$—	$—	$7,381,272
Ryan A. Riel	$434,147	$1,298,099	$579,502	$—	$1,877,601
Lindsey S. Rheaume	$932,376	$2,787,804	$634,658	$273,417	$3,695,879
Janice L. Williams	$1,229,164	$3,675,200	$1,002,577	$5,199	$4,682,976
(A)Includes amounts payable under non-compete agreements and the value of one (1) year of health insurance coverage under COBRA, at current rates.
(B)Reflects estimated maximum cash payment upon termination in connection with a change in control under chairman compensation/employment agreements and non-compete agreements. Also, for Ms. Riel, Mr. Newell, Mr. Levingston, Mr. Riel, Mr. Rheaume and Ms. Williams, includes the value of three (3) years of health insurance under COBRA, at current rates.
(C)Reflects the value of unvested shares of restricted stock and PRSUs based on the closing price for the Company’s common stock on December 31, 2023 (assuming vesting of the target number of shares subject to the PRSU awards) upon a CIC Termination. The same treatment would apply to PRSUs granted under the 2021 Stock Plan, to the extent the awards are not assumed, converted or replaced by the surviving company in a change in control.
(D)Does not reflect adjustment, if any, to total amount for effect of Section 280G limitation.

Mr. Marquez’s employment was terminated without cause, effective July 31, 2023, due to a position elimination. In connection with his termination, Mr. Marquez was entitled to the severance benefits under his employment agreement and non-compete agreement consisting of (i) up to twelve months of healthcare continuation coverage at active employee rates ($12,837), and cash severance equal to one times Mr. Marquez's annual base salary rate and most recent cash bonus ($1,213,502). The Committee also determined that the benefits to which Mr. Marquez will be entitled under his SERP will not be subject to reduction despite his cessation of service prior to age 67.
Grants of Plan-Based Awards
The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the amount of formula payment which the named executive officer could have earned with respect to 2023 performance under the SEIP if each of the performance targets established by the Compensation Committee were achieved. The following table presents information regarding awards made during 2023 to named executive officers under the Company’s 2021 Stock Plan and SEIP. The amounts reflected under All Other Stock Awards and Grant Date Fair Value of Stock and Option Awards reflect the shares of restricted stock and PRSUs issued in 2023 under the 2023 Long Term Incentive Plan and the 2021 Stock Plan.

Eagle Bancorp, Inc.	49	2024 Proxy Statement

The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the formula-based amount to which the named executive officer could have earned with respect to 2023 performance under the SEIP at performance levels established by the Compensation Committee. Target is 100%, threshold is set at 85% of target and target plus is set at 115% of target. The aggregate amount that could be earned by our named executive officers at target, ranged from 110% to 200% of salary in 2023. Actual payouts are subject to a cap on each performance metric as previously described.
The SEIP portion of the aggregate amount is subject to the achievement of designated Company performance targets. No amounts are payable if the Company does not achieve at least 85% of the adjusted net income target. If at least the threshold performance metric is met, proportional payouts are made if performance is between payout levels. The targets were established with the expectation that the goals were stretch goals, representing performance standards in excess of expected results. The attainment of target-plus levels poses highly challenging goals to performance achievement and represents a substantial percentage return on incentive costs. The actual amounts earned with respect to 2023 performance are reflected in the Summary Compensation Table for 2023 in the column labeled “Non-Equity Incentive Plan Compensation.”
The table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers during 2023 under the Company’s 2021 Employee Stock Purchase Plan, which is generally available to substantially all employees.

Eagle Bancorp, Inc.	50	2024 Proxy Statement

Name	Grant Date	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards at Target
			Threshold	Target	Target Plus	Cap	Threshold	Target	Stretch / Maximum
Susan G Riel	2/13/2023	SEIP	$1,134,200	$1,814,720	$2,722,080	$2,948,920	N/A	N/A	N/A	--	--
	2/13/2023	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	25,133	$1,176,978
	2/13/2023	PRSUs	N/A	N/A	N/A	N/A	12,567	25,133	37,700	--	$1,017,880
Eric R. Newell	N/A	SEIP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	--	--
	9/25/2023	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	13,818	$299,989
	N/A	PRSUs	N/A	N/A	N/A	N/A	N/A	N/A	N/A	--	--
Charles D. Levingston	2/13/2023	SEIP	$342,000	$418,000	$456,000	$570,000	N/A	N/A	N/A	--	--
	2/13/2023	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	2,754	$128,970
	2/13/2023	PRSUs	N/A	N/A	N/A	N/A	1,378	2,754	4,131	--	$111,537
Antonio F. Marquez	2/13/2023	SEIP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	--	--
	2/13/2023	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7,359	$344,622
	2/13/2023	PRSUs	N/A	N/A	N/A	N/A	3,680	7,359	11,039	--	$298,033
Norman R. Pozez	2/13/2023	SEIP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	--	--
	2/13/2023	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	--	--
	2/13/2023	PRSUs	N/A	N/A	N/A	N/A	N/A	N/A	N/A	--	--
Ryan A. Riel	2/13/2023	SEIP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	--	--
	2/13/2023	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	5,884	$275,548
	2/13/2023	PRSUs	N/A	N/A	N/A	N/A	2,942	5,884	8,826	--	$238,302
Lindsey S. Rheaume	2/13/2023	SEIP	$402,602	$492,069	$536,802	$671,003	N/A	N/A	N/A	--	--
	2/13/2023	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4,637	$217,151
	2/13/2023	PRSUs	N/A	N/A	N/A	N/A	2,319	4,637	6,956	--	$187,792

Eagle Bancorp, Inc.	51	2023 Proxy Statement

Janice L. Williams	2/13/2023	SEIP	$551,772	$689,715	$827,658	$965,601	N/A	N/A	N/A	--	--
	2/13/2023	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7,364	$344,856
	2/13/2023	PRSUs	N/A	N/A	N/A	N/A	3,682	7,364	11,046	--	$298,242

Eagle Bancorp, Inc.	52	2023 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning stock-based awards for each NEO outstanding as of December 31, 2023. As of December 31, 2023 there were no outstanding unexercised options held by an NEO. Mr. Marquez forfeited all of his unvested equity awards on his termination of employment effective July 31, 2023 and therefore did not hold any outstanding equity awards as of December 31, 2023.

Name	Stock Awards
	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Susan G. Riel
2021 PRSUs	--	--	21,021 (2)	$633,573
2021 Time Vested	7,007 (3)	$211,191	--	--
2022 PRSUs	--	--	16,722 (4)	$504,001
2022 Time Vested	11,148 (5)	$336,001	--	--
2023 PRSUs	--	--	25,133 (6)	$757,509
2023 Time Vested	25,133 (7)	$757,509	--	--

Eric R. Newell
2023 Time Vested	13,818 (8)	$416,475	--	--

Charles D. Levingston
2021 PRSUs	--	--	3,949 (2)	$119,023
2021 Time Vested	1,317 (3)	$39,694	--	--
2022 PRSUs	--	--	2,792 (4)	$84,151
2022 Time Vested	1,862 (5)	$56,121	--	--
2023 PRSUs	--	--	2,754 (6)	$83,006
2023 Time Vested	2,754 (7)	$83,006	--	--

Antonio F. Marquez
2021 PRSUs	--	--	--	--
2021 Time Vested	--	--	--	--
2022 PRSUs	--	--	--	--
2022 Time Vested	--	--	--	--
2023 PRSUs	--	--	--	--
2023 Time Vested	--	--	--	--

Norman R. Pozez(9)	--	--	--	--
2021 PRSUs	--	--	--	--
2021 Time Vested	--	--	--	--
2022 PRSUs	--	--	--	--
2022 Time Vested	--	--	--	--
2023 PRSUs	--	--	--	--
2023 Time Vested	--	--	--	--

Ryan A. Riel
2023 PRSUs	--	--	5,884 (6)	$177,344

Eagle Bancorp, Inc.	53	2024 Proxy Statement

2023 Time Vested	5,884 (7)	$177,344	--	--

Lindsey S. Rheaume
2021 PRSUs	--	--	4,431 (2)	$133,550
2021 Time Vested	1,477 (3)	$44,517	--	--
2022 PRSUs	--	--	3,525 (4)	$106,244
2022 Time Vested	2,350 (5)	$70,829	--	--
2023 PRSUs	--	--	4,637 (6)	$139,759
2023 Time Vested	4,637 (7)	$139,759	--	--

Janice L. Williams
2021 PRSUs	--	--	6,970 (2)	$210,076
2021 Time Vested	2,324 (3)	$70,045	--	--
2022 PRSUs	--	--	5,545 (4)	$167,126
2022 Time Vested	3,697 (5)	$111,428	--	--
2023 PRSUs	--	--	7,364 (6)	$221,951
2023 Time Vested	7,364 (7)	$221,951	--	--
(1)Based on the $30.14 closing price of the Company's common stock on December 31, 2023.
(2)Represents 2021 grant of PRSUs (assuming target performance) pursuant to the Company’s 2016 Stock Plan, granted on February 16, 2021. Award vests in one installment based on continued service through December 31, 2023 if underlying performance goals relating to three-year measurement period are met.
(3)Represents 2021 grant of time-vested restricted stock pursuant to the Company’s 2016 Stock Plan, granted on February 16, 2021. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.
(4)Represents 2022 grant of PRSUs (assuming target performance) pursuant to the Company’s 2021 Stock Plan, granted on February 14, 2022. Award vests in one installment based on continued service through December 31, 2024 if underlying performance goals relating to three-year measurement period are met.
(5)Represents 2022 grant of time-vested restricted stock pursuant to the Company’s 2021 Stock Plan, granted on February 14, 2022. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.
(6)Represents 2023 grant of PRSUs (assuming target performance) pursuant to the Company’s 2021 Stock Plan, granted on February 13, 2023. Award vests in one installment based on continued service through December 31, 2025 if underlying performance goals relating to three-year measurement period are met.
(7)Represents 2023 grant of time-vested restricted stock pursuant to the Company’s 2021 Stock Plan, granted on February 13, 2023. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.
(8)Represents 2023 grant of time-vested restricted stock pursuant to the Company’s 2021 Stock Plan, granted on September 25, 2023. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.
(9)Mr. Pozez held no unvested outstanding equity as of December 31, 2023.

Options Exercised and Stock Vested
The following table sets forth information regarding shares underlying restricted stock or restricted stock unit awards (time-vested and performance-vested) held by named executive officers which vested during 2023, and the value realized upon such vesting based on the closing price on the vesting date. No options were exercised by the named executive officers during 2023. The following table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2016 or 2021 Employee Stock Purchase Plan. The grant date fair value of awards, the vesting and exercise of which is disclosed below, has been included in prior years in the compensation of named executive officers, and therefore does not represent additional compensation paid by the Company.

Eagle Bancorp, Inc.	54	2024 Proxy Statement

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Susan G. Riel	--	--	22,013	$1,030,598
Eric R. Newell	--	--	--	--
Charles D. Levingston	--	--	6,048	$282,811
Antonio F. Marquez	--	--	12,332	$573,594
Norman R. Pozez	--	--	--	--
Lindsey S. Rheaume	--	--	7,625	$354,592
Ryan A. Riel	--	--	2,176	$99,583
Janice L. Williams	--	--	12,379	$575,792

CEO Pay Ratio
As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our Chief Executive Officer, to our median employee.
To determine the annual total compensation of our CEO and our median employee:
•We identified the median employee by calculating the total cash compensation of all persons who were employed by us as of year-end 2023, including full time and part time employees.
•For determining our median employee, we consider regular pay for salaried and hourly employees, overtime, and taxable cash benefits, including cash incentive payments and auto allowances, and referral fee income for 2023, as reflected by our internal payroll records. We did not consider non-taxable compensation in selecting the median employee. We make annualizing adjustments to the compensation of full time employees who join us mid-year. We then ranked the 2023 compensation received by all of the employees in our employee population, other than our CEO, to determine our median employee.
•For 2023, for the same median employee, we calculated 2023 annual total compensation in the same manner as our named executive officers’ compensation is determined for purposes of the Summary Compensation Table.
Based on this methodology, we determined that:
•The annual total compensation of our median employee was $95,919.
•The annual total compensation of our CEO, as reflected in the Summary Compensation Table, was $3,191,637.
•The ratio of CEO compensation for 2023 to that of the median employee was 33 to 1.
Because different companies may determine their median employee based on different factors and using different adjustments, assumptions or exclusions, our pay ratio may not be comparable to the pay ratio disclosed by other companies.

Employee Benefit Plans

Eagle Bancorp, Inc.	55	2024 Proxy Statement

The Bank provides a benefit program that includes health and dental insurance, life and long term insurance and short-term disability insurance, and a 401(k) plan under which the Company makes matching contributions up to 4% of an employee’s salary, for all officers and employees working 1,000 hours or more in a calendar year. Executive officers and directors also are provided long term care insurance, if they qualify. The Company also maintains the 2021 Employee Stock Purchase Plan, which is a qualified plan under Section 423 of the Internal Revenue Code (the “ESPP”). Under the ESPP, substantially all employees (other than certain part time employees, those who have not been with the Company for at least twelve months, and employees who are greater than 5% shareholders), are eligible to purchase shares of the Company’s common stock at a discount to the market price.

Pension Benefits
The following table provides information regarding the present value of the accumulated benefit to each of the named executive officers based on the number of years of credited service under the SERP as of December 31, 2023. Please refer to the discussion under the caption “Supplemental Executive Retirement Plan” and accompanying the Summary Compensation Table for additional information regarding the SERP.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits(1)	Payments During Last Fiscal Year
Susan G. Riel	Supplemental Executive Retirement and Death Benefit Agreement	25	$1,772,089	$--
Charles Levingston	Supplemental Executive Retirement and Death Benefit Agreement	11	$334,566	$--
Antonio F. Marquez	Supplemental Executive Retirement and Death Benefit Agreement	12	$626,283	$--
Norman R. Pozez	Supplemental Executive Retirement and Death Benefit Agreement	N/A	N/A	N/A
Lindsey S. Rheaume	Supplemental Executive Retirement and Death Benefit Agreement	9	$410,126	$--
Janice L. Williams	Supplemental Executive Retirement and Death Benefit Agreement	20	$1,033,496	$--
(1)Calculated based on the utilization of the unit credit actuarial method for quantifying accumulated benefits, based on an annuity product which is used to finance the benefits and a discount rate of 5.00% for all NEOs.

Certain Relationships and Related Party Transactions
The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of the Company’s directors, executive officers, and their related parties. The Company maintains a Related Party Transactions Policy (the "RPT Policy") that provides guidelines for the review, approval and monitoring of transactions between the Company and certain related persons. There are generally three types of related party transactions that are subject to the RPT Policy: (1) loans to related parties, (2) transactions with related parties that are vendors to the Company (fee-based), and (3) salary adjustments and promotions of employees that are related to directors or executive officers. In accordance with the RPT Policy, all such transactions have been on substantially the same terms, including interest rates, maturities, collateral requirements, fees paid, salary/total compensation, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. All such related party loans are either fully repaid or performing and none of such loans disclosed are nonaccrual, past due, restructured or rated substandard or worse.

Eagle Bancorp, Inc.	56	2024 Proxy Statement

Pursuant to the RPT Policy, the Board and its committees are actively involved in reviewing, approving and monitoring related party transactions. The Audit Committee reviews all such activity and oversees the effectiveness of the controls associated with the approval and monitoring of such transactions. The Board-level approval of such transactions is aligned with the three types of related party transactions covered by the RPT Policy, as follows:
•To the extent not otherwise required to be approved by the Board (e.g., by Regulation O, 12 CFR Part 215), related party loan requests are reviewed and approved by the Risk Committee, which assumed such responsibility from the Credit Oversight Committee of the Bank on April 1, 2023;
•Vendor related party transaction requests are reviewed and approved by the Risk Committee; and
•Related party compensation adjustments and promotion requests are reviewed and approved by the Compensation Committee.
As noted earlier, all related party transactions are reported to the Audit Committee for their review, and similarly such transactions are reported to the Board.
The EagleBank Foundation is a 501(c)(3) non-profit, raising over $6 million (since inception) to improve the well-being of our community by providing financial support to local charitable organizations that help foster and strengthen vibrant, healthy, cultural and sustainable communities. During 2023, the Company and its subsidiaries paid $143 thousand to the EagleBank Foundation to support its donations to various charities.
Ryan A, Riel, the son of Ms. Riel, is employed by the Bank as a Chief Real Estate Lender. For 2023, Mr. Riel’s total compensation was $946,581, including 2023 base earnings, and incentive bonus payments paid in 2023 and awards of restricted stock made in 2024 for performance year 2023. Mr. Riel’s compensation is determined on the same basis as all other comparable employees, and is determined by the Compensation Committee, without any participation or input by Ms. Riel.

Pay versus Performance
The following tables and graphs illustrate the relationship between "compensation actually paid" for the CEO (the Principal Executive Officer, or PEO) and the average of the other NEOs' as compared to the Total Shareholder Return (TSR) of the Company, the TSR of the KBW NASDAQ Regional Bank Index, the Company's net income, and the Company's diluted earnings per share.

Eagle Bancorp, Inc.	57	2024 Proxy Statement

The performance measures shown in the following table are net income, as required by the SEC, and diluted earnings per share, a metric selected by the Company as the most important financial measure to link compensation to company performance for the most recently completed year.

Year	Summary Compen-sation Table Total for PEO	Compen-sation Actually Paid to PEO	Average Summary Compen-sation Table Total for Non-PEO Named Executive Officers(1)	Average Compen-sation Actually Paid to Non-PEO Named Executive Officers(1)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)(3)	Earnings per Share (diluted)(3)
					Total Shareholder Return	Peer Group(2)
2023	$3,191,637	$1,250,569	$1,069,067	$746,812	$72	$116	$100.5	$3.31
2022	$4,418,281	$3,272,186	$1,853,466	$1,606,230	$98	$116	$140.9	$4.39
2021	$5,491,034	$6,808,025	$1,960,009	$2,559,884	$126	$125	$176.7	$5.52
2020	$3,609,296	$3,163,054	$1,887,526	$1,767,368	$87	$91	$132.2	$4.18
(1)In 2023, includes Messrs. Pozez, Newell, Levingston, Marquez, Riel and Rheaume and Ms. Williams. In 2022, 2021 and 2020, includes Messrs. Pozez, Levingston, Marquez and Rheaume and Ms. Williams.
(2)Peer group is the KBW NASDAQ Regional Bank Index, which is the peer group used for our performance graph in our December 31, 2023 Annual Report on Form 10-K.
In 2022, the Company disclosed non-GAAP financial measures to present its net income and earnings per share (diluted), which were $140.9 million and $4.39, respectively, adjusted for reversals of: (a) a $5.0 million, or $0.15 per share (diluted), reduction of an accrual of non-tax deductible share-based compensation expense and deferred compensation for its former CEO and Chairman; and (b) $22.9 million, or 0.71 per share (diluted), of non-tax deductible expenses in connection with its agreements in principal with the SEC and FRB to resolve previously disclosed investigations with respect to the Company. As a result, the Company's adjusted net income and adjusted earnings per share (diluted) in 2022 were $158.8 million and $4.95, respectively.
To calculate Compensation Actually Paid (CAP) for the PEO and the Average of the non-PEOs, the following adjustments were made to SCT total compensation, calculated in accordance with Item 402(v) of Regulation S-K for determining CAP for each year shown:

Pay versus Performance Adjustment	PEO
	2023	2022	2021	2020
SCT Total Compensation	$3,191,637	$4,418,281	$5,491,034	$3,609,296
Less: Change in Pension Value	—	(7,039)	(219)	(38,842)
Add: Actuarially Determined Service Cost	(103,359)	(72,645)	(85,621)	(39,675)
Less: Values Reported in the SCT for Stock Awards Granted in the Covered Year	(2,194,859)	(1,902,462)	(1,903,140)	(1,722,851)
Add: Fair Values of the Stock Awards Granted in the Covered Year	1,473,546	1,479,957	2,309,113	1,557,901
Change in Fair Value of Unvested Stock Award from Prior Years	(827,708)	(690,887)	816,273	(148,555)
Change in Fair Value of Unvested Stock Award from Prior Years that Vest in Covered Year	(364,006)	15,968	144,812	1,779
Less: Fair Value of Stock Awards Forfeited During the Covered Year	—	(32,554)	(7,228)	(76,933)
Add: Dividends on Stock Award in the Covered Fiscal Year Before Vesting Date	75,318	63,567	43,001	20,934
Compensation Actually Paid	$1,250,569	$3,272,186	$6,808,025	$3,163,054

Eagle Bancorp, Inc.	58	2024 Proxy Statement

Pay versus Performance Adjustment	Average of Non-PEO NEOs
	2023	2022	2021	2020
SCT Total Compensation	$1,069,067	$1,853,466	$1,960,009	$1,887,526
Less: Change in Pension Value	(55,763)	(86,333)	(75,121)	(50,658)
Add: Actuarially Determined Service Cost	40,789	70,066	62,576	41,103
Less: Values Reported in the SCT for Stock Awards Granted in the Covered Year	(392,149)	(395,991)	(404,079)	(942,683)
Add: Fair Values of the Stock Awards Granted in the Covered Year	232,362	308,045	490,275	932,123
Change in Fair Value of Unvested Stock Award from Prior Years	(99,935)	(156,331)	404,948	(84,216)
Change in Fair Value of Unvested Stock Award from Prior Years that Vest in Covered Year	(61,501)	11,792	100,865	(6,878)
Less: Fair Value of Stock Awards Forfeited During the Covered Year	—	(16,440)	(3,345)	(26,367)
Add: Dividends on Stock Award in the Covered Fiscal Year Before Vesting Date	13,942	17,956	23,756	17,418
Compensation Actually Paid	$746,812	$1,606,230	$2,559,884	$1,767,368
The following is a list of the most important financial measures, along with Earnings Per Share, used for the most recent fiscal year to link compensation actually paid to the PEO and Non-PEO named executive officers:

•Adjusted net income	•Net interest margin
•Earnings per share	•Relative return on average assets
•Average loans	•Relative total shareholder return
•Efficiency
The following charts show compensation actually paid relative to financial measures. As discussed above, financial measures for 2022 are shown as reported and on an adjusted basis.

Eagle Bancorp, Inc.	59	2024 Proxy Statement

Vote Required and Board Recommendation
As this is an uncontested election of directors, our Articles of Incorporation and Bylaws provide that directors are elected by a plurality of the votes cast in the election; provided, however, that any nominee who does not receive more votes cast for than are withheld or cast against such nominee, must, immediately after the certification of the shareholder vote, submit his or her resignation, subject to acceptance or declination by the Board of Directors, to be effective upon the first to occur of (i) acceptance by the Board of Directors or (ii) 120 days after the date of the certification.

Proposal 1: The Board of Directors recommends that shareholders vote FOR each of the nominees for election as directors.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has selected Crowe LLP (“Crowe”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2024. Crowe served as the Company's independent registered public accounting firm in 2023 and 2022.
Services provided to the Company and its subsidiaries by Crowe in 2023 and 2022 are described under “Fees Paid to Independent Accounting Firms” below. Additional information regarding the Audit Committee is provided below.
Representatives of Crowe are expected to be present at the meeting and available to respond to appropriate

Eagle Bancorp, Inc.	60	2024 Proxy Statement

questions. The representatives also will be provided with an opportunity to make a statement, if they desire.

Fees Paid to Independent Accounting Firm

	2023	2022
Audit fees(1) - Crowe LLP	$835,000	$900,000
Audit fees(1) - FORVIS LLP	—	20,000
Audit related fees(2) - Crowe LLP	30,000	30,000
All other fees - Crowe LLP	58,500	25,000
Total	$923,500	$975,000
(1)Audit Fees consist of the aggregate amount of fees billed to the Company for services rendered by it for the audit of the Company’s financial statements and review of financial statements included in the Company’s reports on Form 10-Q, and for services normally provided in connection with statutory and regulatory filings.
(2)Audit–Related Fees consist of the aggregate amount of fees billed to the Company for services related to the performance of other audit services in connection with the Company’s securities and regulatory filings and GNMA and HUD audits.
None of the engagements of Crowe to provide non-audit services were made pursuant to the de minimis exception to the pre-approval requirement contained in the rules of the SEC and the Company’s Audit Committee charter. Audit services may not be approved under the de minimis exception.

Audit Committee Report
The Audit Committee has:
•reviewed and discussed with management the audited consolidated financial statements and the auditors’ report on internal controls included in the Company’s Annual Report on Form 10-K;
•discussed with Crowe, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•received the written disclosures and letter from Crowe as required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with Crowe, its independence.
Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Crowe is compatible with the auditor’s independence.

Members of the Audit Committee
Kathy A. Raffa, Chair
Matthew D. Brockwell	Theresa G. LaPlaca
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Eagle Bancorp, Inc.	61	2024 Proxy Statement

Vote Required and Board Recommendation
The affirmative vote of a majority of votes cast on the proposal is required for approval of the ratification of the appointment of the independent registered public accounting firm. If the shareholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Crowe, and may retain Crowe or another firm, without resubmitting the matter to shareholders.

Proposal 2: The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Crowe as the Company’s independent registered public accounting firm.

Proposal 3: Non-Binding Advisory Vote on Executive Compensation
Section 14A of the Exchange Act, added as Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules of the SEC adopted thereunder (“Section 14A”), requires that a separate, advisory, shareholder resolution to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC, must be included in the Company’s proxy materials for the Annual Meeting. As a result, the Company is providing shareholders with the opportunity to cast a non-binding advisory vote at the meeting to approve the compensation of the Company’s executives. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program through the following resolution:
RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement for the 2024 Annual Meeting pursuant to the rules of the SEC, which disclosure includes the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the accompanying narratives.
Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Under Section 14A, the vote may not be construed as overruling a decision by the Company or the Board of Directors; changing or implying any change in the fiduciary duties of the Company or the Board of Directors; or creating or implying any additional fiduciary duty of the Company or the Board of Directors. The next Say-on-Pay proposal will be put before shareholders at the 2025 Annual Meeting.

Shareholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis” including the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosures.

Vote Required and Board Recommendation
The affirmative vote of a majority of the votes cast at the meeting on the proposal is required for the approval of this resolution. We believe our compensation policies are strongly aligned with the long term interests of the Company and its shareholders.
Proposal 3: The Board of Directors recommends that shareholders vote FOR approval of this non-binding advisory resolution on executive compensation.

Eagle Bancorp, Inc.	62	2024 Proxy Statement

Form 10-K Annual Report
The Company will provide, without charge, to any shareholder entitled to vote at the meeting or any beneficial owner of common stock solicited hereby, a hard copy of its Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC, upon the written request of such shareholder. Requests should be directed to Jane E. Cornett, Corporate Secretary of the Company, at the Company’s executive offices, 7830 Old Georgetown Road, Bethesda, Maryland 20814. It is also available electronically through www.sec.gov and www.eaglebankcorp.com.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on SEC Forms 3, 4 and 5.
Based solely upon the Company’s review of the copies of the Forms 3 and 4 which have been filed electronically with the SEC during the year ended December 31, 2023, and Forms 5 filed electronically with the SEC with respect to the year ended December 31, 2023, and written representations from the Company’s directors, executive officers and ten percent shareholders, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a), except for a Form 4 reporting one transaction for Mr. Riel.

Eagle Bancorp, Inc.	63	2024 Proxy Statement

Q&A About the Proxy Materials and Our Annual Meeting
When and where is the Annual Meeting of Shareholders being held?
We have decided to host the Annual Meeting by means of remote communication this year (i.e., a virtual-only meeting), as allowed by applicable law. There will be no physical meeting location. However, a shareholder may request the Company to provide a physical location from which to access the virtual meeting, subject to any restrictions in effect under federal or state law. Shareholders must submit their request for a physical location to the Company by close of business on Tuesday, May 14, 2024.
The virtual meeting is being held at 10:00 A.M., EDT on Thursday, May 16, 2024. To participate in the virtual meeting, you must register in advance by 11:59 P.M. EDT on May 14, 2024. Please follow the instructions found on your proxy card, Notice and Access card or voter instruction form, and on the following pages of this proxy. On the day of the meeting, visit http://www.viewproxy.com/EagleBankCorp/2024/VM and enter the password received in your registration confirmation. You may begin to log into the meeting platform beginning at 9:30 A.M. EDT on May 16, 2024. Audio only access to the meeting will be available by dialing 1 (562) 247-8422 and inputting access code 183-007-774. The meeting will begin promptly at 10:00 A.M., EDT on Thursday, May 16, 2024.
Note that the decision to proceed with a virtual-only meeting this year does not mean we will utilize a virtual-only format or any means of remote communication for future annual meetings.
How do I attend the Annual Meeting virtually?
If you wish to listen to the audio, view the presentation and vote or ask questions at the Annual Meeting, you must go to http://www.viewproxy.com/EagleBankCorp/2024/VM. You must enter the password received in your registration confirmation. If you hold your shares through a broker, you must register in advance using the instructions below.
If you wish to have audio-only access, with no ability to view the presentation, vote or ask questions, then you may join the meeting by calling 1 (562) 247-8422 and inputting access code 183-007-774.
How do I submit questions or make comments?
If you wish to submit a question or make a comment before the Annual Meeting or during the Annual Meeting, you may log into http://www.viewproxy.com/EagleBankCorp/2024/VM and enter your control number and the password received in your registration confirmation beginning at 9:30 A.M. EDT, on May 16, 2024. Once past the login screen, click on the ‘‘messages’’ icon at the top of the screen and type your question or comment in the “Ask a question” field and then click to submit. Questions or comments pertinent to meeting matters will be addressed during the Annual Meeting, subject to time constraints. Questions or comments that relate to proposals that are not properly submitted before the Annual Meeting, relate to matters that are not proper subject for action by shareholders, are irrelevant to the Company’s business, relate to material non-public information of the Company, relate to personal concerns or grievances, are derogatory to individuals or that are otherwise in bad taste, are in substance repetitious of a question or comment made by another shareholder or are not otherwise suitable for the conduct of the Annual Meeting as determined in the sole discretion of the Company will not be answered. Additional rules of conduct and procedures may apply during the Annual Meeting and will be available for you to review in advance of the meeting at http://www.viewproxy.com/EagleBankCorp/2024/VM. Any questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at http://www.viewproxy.com/EagleBankCorp/2024/VM. The questions and answers will be available as soon as practical after the meeting and will remain available until May 25, 2024 after posting.
What am I being asked to vote on at the meeting?
You are being asked to vote on four proposals at the meeting:
1.the election of nine directors for a one year term until the 2025 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

Eagle Bancorp, Inc.	64	2024 Proxy Statement

2.the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and
3.non-binding, advisory approval on the compensation of our named executive officers.
How does the Board recommend I vote?
The Board unanimously recommends that you vote:
•FOR the election of all of the nominees for election as director (see Proposal 1 on page 11);
•FOR the ratification of the appointment of Crowe LLP as the Company's independent registered public accounting firm for the year ending December 31, 2024 (see Proposal 2 on page 60);
•FOR the nonbinding resolution approving our named executive officer compensation (see Proposal 3 on page 62); and

Who is entitled to vote at the meeting?
Only shareholders of record of the Company’s common stock, par value $0.01 per share (the “common stock”), at the close of business on March 21, 2024, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, the Company had 30,186,040 shares of common stock outstanding, held by approximately 20,072 total shareholders, including 488 shareholders of record. The common stock is the only class of securities entitled to vote at the meeting.
Shareholder of Record: If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, then you are a shareholder of record. As a shareholder of record, you must register to be able to attend the Annual Meeting via live audio webcast, and can vote your shares electronically at https://www.aalvote.com/EGBN. (Please see “How do I register in advance to attend, vote, and submit questions or comments at the Annual Meeting virtually?” below for more information.) You may vote in person at the meeting, or vote by proxy, using any of the following three methods to submit your proxy:
•by Internet: go to https://www.aalvote.com/EGBN and follow the instructions provided;
•by toll-free telephone: call 1 (866) 804-9616; or
•by mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope.
Beneficial Owner: If your shares are held in an account at a broker, bank or other nominee (collectively, your “broker”), rather than in your name, then you are a beneficial owner of “street name” shares, and these proxy materials are being forwarded to you by your broker. Your broker is entitled to vote your shares at the meeting or submit a proxy. (Please see the next question for important information regarding voting by your broker.) As a beneficial owner, you are entitled to direct your broker how to vote your shares. You will need to follow the directions your broker provides you and give the broker instructions as to how the broker should vote your shares by following the instructions you received from your broker. If you want to vote your shares held in street name at the meeting, you will need to obtain a “legal proxy” from your broker authorizing you to vote your shares. A brokerage statement or the voting instruction form you received from your broker will not allow you to vote at the meeting. (Please see “How do I register in advance to attend, vote, and submit questions or comments at the Annual Meeting virtually?” below for more information.) Please note that your broker may have a deadline for submitting voting instructions that is earlier than the voting deadline for recordholders.

Eagle Bancorp, Inc.	65	2024 Proxy Statement

Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy, either by Internet, telephone or mail, or to instruct your broker how to vote, in order to ensure the presence of a quorum.
Will my broker vote my shares for me?
Your broker will not vote your shares on the election of directors or the advisory resolution on executive compensation unless they receive instructions from you. If you hold your shares through a broker, it is extremely important that you instruct your broker how to vote your shares. The election of directors (even if not contested) and the non-binding advisory vote on executive compensation are not considered “routine” matters. As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions, although your broker can vote your shares with respect to the ratification of the appointment of our independent registered public accounting firm.
How do I register in advance to attend, vote, and submit questions or comments at the Annual Meeting virtually?
Shareholder of Record: If you are a shareholder of record of the common stock (i.e., your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent), you must register in advance to attend the Annual Meeting virtually. Please register to attend the Annual Meeting at http://www.viewproxy.com/EagleBankCorp/2024/VM by 11:59 PM EDT on May 14, 2024. You will need to enter your name, phone number, virtual control number (found on your proxy card or Notice and Access card) and email address as part of the registration, following which, you will receive an email confirming your registration, as well as the password to attend the Annual Meeting. On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at http://www.viewproxy.com/EagleBankCorp/2024/VM (you will need the virtual control number assigned to you in your registration confirmation email). If you wish to vote your shares electronically at the Annual Meeting, you will need to visit https://www.aalvote.com/EGBN during the Annual Meeting while the polls are open (you will need the virtual control number assigned to you in your registration confirmation email).
Beneficial Owner: If you hold your shares “in street name” through a broker, you must register in advance to attend, vote, and submit questions or comments at the Annual Meeting virtually. To register to attend the Annual Meeting, you will need to obtain proxy power (a “legal proxy”) from your broker. A brokerage statement or the voting instruction form you receive from your broker will not allow you to attend or vote at the virtual meeting. Please register to attend the Annual Meeting at http://www.viewproxy.com/EagleBankCorp/2024/VM by 11:59 P.M. EDT on May 14, 2024. You will need to enter your name, phone number and email address, and provide a copy of your legal proxy (which may be uploaded to the registration website or sent via VirtualMeeting@viewproxy.com as part of the registration), following which, you will receive an email confirming your registration, your virtual control number, as well as the password to attend the Annual Meeting. Please note, if you do not provide a copy of the legal proxy, you may still attend the Annual Meeting but you will be unable to vote your shares electronically at the Annual Meeting. On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at http://www.viewproxy.com/EagleBankCorp/2024/VM (you will need the virtual control number assigned to you in your registration confirmation email). If you wish to vote your shares electronically at the Annual Meeting, you will need to visit https://www.aalvote.com/EGBN during the Annual Meeting while the polls are open (you will need the virtual control number assigned to you in your registration confirmation email).
What if I have trouble accessing the meeting virtually?
The virtual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) running the most updated version of applicable software and plugins. Participants using Wi-Fi, should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Please be sure to check in by 9:30 A.M. EDT on May 16, 2024, the day of the Annual Meeting, so that Alliance Advisors LLC ("Alliance") may address any technical difficulties before the Annual Meeting live audio webcast begins.
If you encounter any technical difficulties accessing the virtual meeting platform on the meeting day, please email VirtualMeeting@viewproxy.com or call 866-612-8937. Technical support will be available starting at 9:00 A.M. EDT on May 16, 2024.

Eagle Bancorp, Inc.	66	2024 Proxy Statement

How many votes do I have?
You have one vote for each share of common stock you hold as of the record date on each matter submitted for the vote of shareholders. You do not have the right to cumulate votes in the election of directors.
What is the quorum requirement for the meeting?
Representation, by virtual attendance or proxy, of holders of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the meeting.
How will proxies be voted and counted?
Properly executed proxies received by the Company in time to be voted at the meeting will be voted as you specify. If you do not specify how you want your shares voted, proxies will be voted:
•FOR the election of all the nominees for election as directors;
•FOR the ratification of the appointment of Crowe LLP as the Company's independent registered public accounting firm for the year ending December 31, 2024; and
•FOR the non-binding resolution approving our named executive officer compensation;

We do not know of any other matters that will be brought before the meeting. If other matters are properly brought before the meeting, the person(s) named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.
The Inspector of Election appointed for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker advises the Company that it cannot vote on a matter because the beneficial owner has not provided voting instructions and it does not have discretionary voting authority on a particular matter, this is a “broker non-vote” with respect to that matter. Shares subject to broker non-votes will be counted as shares present or represented at the meeting for purposes of determining whether a quorum exists; however, such shares will not be considered as present or voted with respect to the matters on which the broker does not have the power to vote.
Can I revoke my proxy after I submit it?
Yes. You may revoke your proxy or change your vote at any time before it is voted at the meeting by:
•granting a later proxy with respect to the same shares;
•sending written notice to Jane E. Cornett, Corporate Secretary of the Company, 7830 Old Georgetown Road, Bethesda, Maryland 20814 at any time prior to the proxy being voted; or
•voting at the meeting.
Your attendance at the virtual meeting will not, in itself, revoke your proxy. If your shares are held in the name of your broker, please see the voting form provided by your broker for additional information regarding the voting of your shares.
What votes are required to approve the election of directors and the other proposals?
Under our Articles of Incorporation and Bylaws, directors are elected at the Annual Meeting by a plurality of the votes cast in the election. Since this is not a contested election, nominees who do not receive more votes cast for their election than votes withheld or cast against their election must submit their resignation after certification of the vote. Ratification of the appointment of our independent registered public accounting firm and approval of the non-binding, advisory resolution on compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on such matters. The vote on the frequency of future nonbinding, advisory votes on executive compensation is not an up or down vote on the Board’s recommendation. Abstentions and broker non-votes will not be counted as votes cast and so will have no effect on the outcome of the vote on any of the proposals.

Eagle Bancorp, Inc.	67	2024 Proxy Statement

How are proxies being solicited?
In addition to the use of these proxy materials, proxies may also be solicited personally or by telephone by officers, employees or directors of the Company or its subsidiary, EagleBank, who will not receive any special compensation for their services in soliciting proxies. Additionally, we have engaged Alliance, a proxy solicitation firm, to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Alliance a base fee of $7,500, plus per-call fees and reimbursement of its out-of-pocket expenses for its services. We may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals. The cost of this proxy solicitation is being paid by the Company.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days after the day final results are available.
What does it mean if I receive more than one set of materials?
This most likely means you hold shares of common stock in more than one way. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials or Notice and Access cards. In order to vote all the shares you own, you must complete, sign, and return all of the proxy cards or voting instruction forms or follow the instructions for any alternative voting procedure on each of the Notice and Access cards or voting forms you receive. Each proxy card or voting instruction form you receive should come with its own prepaid return envelope. If you vote by mail, make sure you return each voting form in the return envelope that accompanied that voting form.
Why aren’t all of the shareholders who are in my household getting their own copy of the proxy materials?
In some cases, only one set of the proxy materials is delivered to multiple shareholders sharing an address. However, this delivery method, called “householding,” is not used if we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the Annual Report to a shareholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, you should submit a written request to: Jane E. Cornett, Corporate Secretary of the Company, at the Company’s executive offices, 7830 Old Georgetown Road, Bethesda, Maryland 20814, or by calling (301) 986-1800. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of shareholder mailings and who would prefer to receive a single copy of such materials may let us know by directing that request to us in the manner provided above.

Other Matters
The Board of Directors of the Company is not aware of any other matters to be presented for action by shareholders at the meeting. If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

Eagle Bancorp, Inc.	68	2024 Proxy Statement

Shareholder Proposals

All shareholder proposals to be presented for consideration at the next annual meeting and to be included in the Company’s proxy materials must be received by the Company no later than December 4, 2024. Shareholder proposals for nominations for election as director must be received by the Company no later than January 5, 2025. In order to be eligible for consideration at the next annual meeting of shareholders, for a shareholder proposal for business other than the election of directors, the Company must receive notice of the shareholder proposal not less than thirty and not more than ninety days before the date of the annual meeting, or if less than forty-five days notice of the meeting is given, by the earlier of two days before the meeting and fifteen days after the notice of the meeting is mailed.

By Order of the Board of Directors Jane E. Cornett, Corporate Secretary
April 3, 2024

Eagle Bancorp, Inc.	69	2024 Proxy Statement

# EAGLE BANCORP, INC.

## PROXY

### This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby makes, constitutes and appoints Paul Saltzman (with the power of substitution) as proxy for the undersigned to represent and to vote, as designated below, all shares of common stock of Eagle Bancorp, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held on May 16, 2024. The Annual Meeting of Shareholders will be held virtually. In order to attend the meeting, you must register at http://www.viewproxy.com/EagleBankCorp/2024/VM by 11:59 PM EDT on May 14, 2024. On the day of the Annual Meeting of Shareholders, if you have properly registered, you may enter the meeting by logging in using the unique join link and password you received via email in your registration confirmation.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all of the nominees set forth, FOR the proposal to ratify the appointment of the independent registered public accounting firm, and FOR the non-binding resolution approving the Company's named executive officer compensation. **In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.**

**PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.**

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Please mark your votes like this ☒

**The Board of Directors recommends a vote FOR the listed nominees, and FOR proposals 2 and 3.**

1. To elect 9 directors

| | | | |
|---|---|---|---|
| 01 - Matthew D. Brockwell | FOR ☐ | AGAINST ☐ | ABSTAIN ☐ |
| 02 - Steven J. Freidkin | FOR ☐ | AGAINST ☐ | ABSTAIN ☐ |
| 03 - Theresa G. LaPlaca | FOR ☐ | AGAINST ☐ | ABSTAIN ☐ |
| 04 - A. Leslie Ludwig | FOR ☐ | AGAINST ☐ | ABSTAIN ☐ |
| 05 - Norman R. Pozez | FOR ☐ | AGAINST ☐ | ABSTAIN ☐ |
| 06 - Kathy A. Raffa | FOR ☐ | AGAINST ☐ | ABSTAIN ☐ |
| 07 - Susan G. Riel | FOR ☐ | AGAINST ☐ | ABSTAIN ☐ |
| 08 - James A. Soltesz | FOR ☐ | AGAINST ☐ | ABSTAIN ☐ |
| 09 - Benjamin M. Soto | FOR ☐ | AGAINST ☐ | ABSTAIN ☐ |

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

I plan on attending the meeting ☐

**IMPORTANT:** Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor administrator, trustee, guardian, etc., please give full title as such. If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

Date: ______________________________
(mm/dd/yyyy)

______________________________
Signature

______________________________
Signature (if held jointly)

☐ Change of Address (Please print address below)

______________________________

______________________________

**CONTROL NUMBER**

→ [ ]

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

As a stockholder of Eagle Bancorp, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 PM EDT on May 15, 2024.

As a Registered Holder, you may vote your shares at the Annual Meeting by first registering at http://www.viewproxy.com/EagleBankCorp/2024/vm using your Virtual Control Number below. Your registration must be received by 11:59 PM EDT on May 14, 2024. On the day of the meeting, you may log in to the meeting using the password you received via email in your registration confirmation and follow instructions to vote your shares. Please have your Virtual Control Number with you during the meeting in order to vote. Further instructions on how to attend and vote at the Annual Meeting are contained in the Proxy Statement in the section titled "Questions and Answers About the Proxy Materials and Our Annual Meeting - How do I attend the Annual Meeting virtually?".

**CONTROL NUMBER**

→ [ ]

# PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

## INTERNET

**Vote Your Proxy on the Internet:**

**Go to www.AALvote.com/EGBN**

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

## TELEPHONE

**Vote Your Proxy by Phone:**

**Call 1 (866) 804-9616**

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

## MAIL

**Vote Your Proxy by Mail:**

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.